Exhibit 4.33

Dated 30th June 2011

The Commissioners of Her Majesty’s Treasury

The Royal Bank of Scotland plc

and

The Royal Bank of Scotland Group plc

_________________________________________________

FOURTH SUPPLEMENTAL AGREEMENT
relating to The Royal Bank of Scotland plc’s
participation in the UK Asset Protection Scheme
_________________________________________________

Slaughter and May
One Bunhill Row
London EC1Y 8YY
(MJXT/GBC/SZYL)

508553482

CONTENTS

1	INTERPRETATION	3

2	AMENDMENT	4

3	REPRESENTATIONS AND WARRANTIES	6

4	CONDITIONS PRECEDENT	10

5	UNDERTAKINGS	12

6	COSTS AND EXPENSES	13

7	COUNTERPARTS	13

SCHEDULE 1 (New definitions to be inserted into clause 1 of the Accession Agreement)		14

SCHEDULE 2 (New clauses 5.26 to 5.33 of the Accession Agreement)		24

SCHEDULE 3 (New clause 12.6 of the Accession Agreement)		27

SCHEDULE 4 (Additions to schedule 4 to the Accession Agreement)		28

SCHEDULE 5 (New schedule 5 to the Accession Agreement)		29

SCHEDULE 6 (New schedule 10 to the Accession Agreement)		30

SCHEDULE 7 (New part 4 of appendix B to the Accession Agreement)		60

DATE: 30th June 2011

PARTIES:

1.	The Commissioners of Her Majesty’s Treasury of 1 Horse Guards Road, London SW1A 2HQ (the “Treasury”);

2.
The Royal Bank of Scotland plc, a public limited company incorporated in Scotland with registered number SC090312, whose registered office is at 36 St Andrew Square, Edinburgh, Midlothian EH2 2YB (the “Participant”); and

3.
The Royal Bank of Scotland Group plc, a public limited company incorporated in Scotland with registered number SC045551, whose registered office is at 36 St Andrew Square, Edinburgh, Midlothian EH2 2YB (the “Initial Parent”).

BACKGROUND:

A.	On 19 January 2009, Her Majesty’s Government of the United Kingdom announced its intention to offer the UK Asset Protection Scheme (the “Scheme”).

B.
On 26 November 2009, the Participant agreed to participate in the Scheme pursuant to an accession agreement (the “Accession Agreement”) made between the Treasury, the Participant and the Initial Parent.

C.
On 27 August 2010, 20 December 2010 and 10 February 2011, the parties to this Agreement (the “Parties”) agreed to amend certain terms of the Accession Agreement and the terms and conditions of the Scheme (as such terms and conditions apply to the Participant) and the Participant agreed to enter into certain supplemental obligations pursuant to supplemental agreements between the Parties.

D.
The Parties have agreed further to amend the Accession Agreement and the terms and conditions of the Scheme (as such terms and conditions apply to the Participant) and the Participant has agreed to enter into certain supplemental obligations as further detailed in this Agreement.

IT IS AGREED:

1.	INTERPRETATION

1.1	In this Agreement:

(A)	“AV Asset” has the meaning given to it in Schedule 1;

(B)	“AV Assets List” has the meaning given to it in Schedule 1;

(C)	“AV Non-Cash Realisation” has the meaning given to it in Schedule 1;

(D)	“Briefing Paper” has the meaning given to it in Schedule 1;

(E)	“Conditions Precedent” has the meaning given to it in Clause 4.1;

(F)	“Effective Date” means the date the Treasury notifies the Participant in writing of it being satisfied that the Conditions Precedent have been fulfilled (or waived) in accordance with Clause 4.2;

(G)	“Participant Entities” means the Participant and the Initial Parent; and

(H)	“Relevant Records” has the meaning given to it in Schedule 1.

1.2
Capitalised terms used but not defined in this Agreement shall have the respective meanings given to them in the Accession Agreement (including on the basis set out in clause 1.1(B) of the Accession Agreement).

1.3	Condition 57 shall apply to this Agreement mutatis mutandis except that in this Agreement references to Clauses and Schedules are references to clauses of, and schedules to, this Agreement.

1.4	The Schedules form part of this Agreement.

1.5	This Agreement is hereby designated a Scheme Document.

2.	AMENDMENT

2.1	The Accession Agreement shall be amended with effect from and including the Effective Date by:

(A)	the insertion (in alphabetical order) of new definitions into clause 1.1(A) of the Accession Agreement, as set out in Schedule 1;

(B)
the insertion of the words “, provided that this definition shall not apply in (i) the definitions of AV Write-Off and Fully Written-Off, (ii) Schedules 4 and 10, (iii) rule 1.4 of the rules for AV Quarterly Statement Data Fields, (iv) the Scheme Principles and (v) the Simplification Supplemental Agreement“ immediately after the words “which do not form part of Covered Assets” in the definition of “write-off” in clause 1.1(A) of the Accession Agreement;

(C)	the deletion of the word “and” in paragraph (B) of clause 5.6 of the Accession Agreement;

(D)
replacing paragraph (C) of clause 5.6 of the Accession Agreement with the following: “(C) a set of rules for the Quarterly Statement Data Fields applicable to Covered Assets which are not AV Assets (as at the date of the applicable Quarterly Statement Data); and”;

(E)	the insertion of a new paragraph (D) in clause 5.6 of the Accession Agreement, immediately after paragraph (C) thereof, as follows: “(D) a set of rules for the

Quarterly Statement Data Fields applicable to AV Assets (as at the date of the applicable Quarterly Statement Data),”;

(F)	replacing the words “Parts 1, 2 and 3” in the ultimate line of clause 5.6 of the Accession Agreement with “Parts 1, 2, 3 and 4”;

(G)	the insertion of new clauses 5.26 to 5.33 (inclusive) into the Accession Agreement immediately after clause 5.25 thereof, as set out in Schedule 2;

(H)	the deletion in its entirety of the heading of clause 12 of the Accession Agreement and the insertion of a new heading “TRIGGERS, LOSSES, RECOVERIES, PAYMENTS AND AV ASSETS” in its place;

(I)	the insertion of a new clause 12.6 into the Accession Agreement immediately after clause 12.5 thereof, as set out in Schedule 3;

(J)	replacing the words “125 per cent. of the First Loss Amount” in clause 15.2 of the Accession Agreement with “(prior to 17 August 2012) £64,168,000,000 or (on or after 17 August 2012) £62,211,000,000”;

(K)	the addition of a new Quarterly Statement Data Field to the end of the table set out in schedule 3 to the Accession Agreement, entitled “Fully Written-Off”;

(L)	the addition of new rows to the table set out in schedule 4 to the Accession Agreement, as set out in Schedule 4;

(M)	the deletion in its entirety of schedule 5 to the Accession Agreement and the insertion of a new schedule 5, as set out in Schedule 5, in its place;

(N)	the addition of a new schedule 10 to the Accession Agreement immediately after schedule 9 thereto, as set out in Schedule 6;

(O)	the insertion of the words “relating to Covered Assets which are not AV Assets” immediately after the parentheses in the second line of rule 1.1 in of part 3 of appendix B to the Accession Agreement;

(P)	the deletion of rule 1.2 of part 3 of appendix B to the Accession Agreement (except the table set out therein) and the insertion of a new rule 1.2, as follows, in its place:

“1.2
Each Quarterly Statement Data Field falls within one (and one only) of the following categories (in these QS Data Field Rules, each a “QS field category”): “Trigger”, “Withdrawal”, “Loss”, “Recovery or Realisation”, “Realisation Expense”, “FX”, “Multi-Currency”, “Adjustments” and “Fully Written-Off”, as set out in the table below.”, and the addition of a new row to the table set out therein with the first column thereof reading “Fully Written-Off” and the second column thereof reading “Each field in Part 10”;

(Q)	the deletion of rule 48A in its entirety from part 3 of appendix B to the Accession Agreement;

(R)
the deletion of the heading of rule 48B in part 3 of appendix B to the Accession Agreement and moving the remainder of the wording of rule 48B immediately before rule 36 in part 5 (Recovery or Realisation) of part 3 of appendix B to the Accession Agreement;

(S)	the addition of a new rule 73 to part 3 of appendix B to the Accession Agreement immediately after rule 72 thereof, as follows:

"Part 10 – Fully Written-Off

73.	FULLY WRITTEN-OFF

73.1	This field must be completed with N/A."; and

(T)	the insertion of a new part 4 of appendix B to the Accession Agreement immediately after part 3 thereof, as set out in Schedule 7.

2.2
The provisions of such new clause 12.6 of, and schedule 10 to, the Accession Agreement, including the definitions used therein, vary the Conditions and shall, for the purpose of construing references in the Scheme Documents to the Conditions, be deemed to form part of the Conditions.  References in this Clause 2.2 to the Conditions are to the Conditions as they apply in respect of the Participant and references in such new schedule 10 to the Accession Agreement to variations and amendments to the Conditions shall be construed accordingly.

2.3	The Accession Agreement shall, save as expressly provided in this Agreement, continue in full force and effect.

3.	REPRESENTATIONS AND WARRANTIES

General

3.1	Each Participant Entity represents and warrants to the Treasury on the Effective Date and on the date of this Agreement as follows:

(A)	it is a company with limited liability, duly incorporated and validly existing under the law of its jurisdiction of incorporation;

(B)	it has the power to own its assets and carry on its business as it is being conducted;

(C)	the obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable obligations, subject to any general principles of law limiting such obligations;

(D)
it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement;

(E)
the entry into and performance by it of this Agreement and the transactions contemplated by this Agreement do not conflict with (i) any Applicable Law or (ii) the constitutional documents of any member of the Participant’s Group; and

(F)	(i)
all Authorisations that are (singly or in the aggregate) material in the context of this Agreement and are required (a) to enable it lawfully to enter into, and exercise its rights and comply with its obligations pursuant to, this Agreement and (b) to make this Agreement admissible in evidence in its jurisdiction of incorporation; and

(ii)	all material Authorisations required to enable it lawfully to carry on its business,

have been obtained or effected and are in full force and effect and, so far as it (acting reasonably and having made all due and reasonable enquiries) is aware, there are no circumstances which might reasonably be expected to lead to any of such Authorisations being revoked, suspended, varied or refused renewal to an extent which would be, or would be reasonably likely to be, (singly or in the aggregate) material in the context of this Agreement.

AV Assets

3.2
The Participant represents and warrants to the Treasury on the Effective Date and (except in the case of paragraphs (F), (G), (H), (I)(i), (J) and (K) below) on the date of this Agreement as follows:

(A)	the Briefing Paper was prepared in good faith;

(B)
any factual information contained in the Briefing Paper was true and accurate in all material respects as at the date of such paper or (as the case may be) as at the date the information is expressed to be given;

(C)	any projections and forecasts contained in the Briefing Paper were fair (as at the date of such paper), based on reasonable assumptions and arrived at after careful consideration;

(D)	any expressions of opinion or intention contained in the Briefing Paper were fair (as at the date of such paper), based on reasonable grounds and made after careful consideration;

(E)
so far as the Participant is aware after all due and reasonable enquiry, no event or circumstance has occurred or arisen and no information has been omitted from the Briefing Paper and no information has been given or withheld that results in the information, projections, forecasts, opinions or intentions contained in the Briefing Paper being untrue or misleading in any material respect;

(F)	one or more of the following have been informed of, and briefed in reasonable detail in relation to, Simplification, this Agreement and the Briefing Paper:

(i)	the board of directors of the Initial Parent;

(ii)	the Initial Parent’s audit committee; and

(iii)	another duly appointed and authorised sub-committee of the board of directors of the Initial Parent,

in each case before the Effective Date;

(G)	this Agreement and the Briefing Paper have been approved by:

(i)	the SOC (subject to such amendments as Mr Bruce van Saun, referred to in sub-paragraph (ii) below, shall consider fit); and

(ii)	Mr Bruce van Saun, being (a) a director of the Initial Parent, (b) the Initial Parent’s chief financial officer and (c) a member of the Initial Parent’s audit committee,

in each case before the Effective Date;

(H)	the AV Assets List was true and accurate in all material respects as at the date of such list;

(I)
no member of the Participant’s Group has, during the period from and including 1 January 2009 (or, in the case of individual asset level impairments, during the period from and including 31 December 2010), treated (for the purposes of the Relevant Records, in recording risk classifications, in recording and calculating individual asset level write-offs, individual asset level impairments, balance sheet values calculated using the clean price, fair values, other balance sheet values and individual asset level credit value adjustments and in performing currency conversions):

(i)
assets and exposures which form part the Covered Assets (or Non-Cash Realisations) which become AV Assets (or AV Non-Cash Realisations, as the case may be) upon the coming into effect of the Simplification Amendments differently from assets and exposures which do not form part of such Covered Assets (or such Non-Cash Realisations) by reason of the former’s status as forming part of such

Covered Assets (or such Non-Cash Realisations, as the case may be), which status shall not be a relevant consideration in determining such treatment; or

(ii)
assets and exposures which form part of Covered Assets (or Non-Cash Realisations) differently from assets and exposures which do not form part of Covered Assets (or Non-Cash Realisations) by reason of the former’s status as forming part of Covered Assets (or Non-Cash Realisations, as the case may be), which status shall not be a relevant consideration in determining such treatment;

(J)
each member of the Participant’s Group has, during the period from and including 1 January 2009 (or, in the case of individual asset level impairments, during the period from and including 31 December 2010), in respect of the Covered Assets (and Non-Cash Realisations) which become AV Assets (or AV Non-Cash Realisations, as the case may be) upon the coming into effect of the Simplification Amendments and for the purposes of the Relevant Records:

(i)	recorded risk classifications in accordance with the ordinary business practices from time to time of the Participant’s Group (consistently applied);

(ii)	recorded and calculated individual asset level write-offs:

(a)	in accordance with the ordinary business practices from time to time of the Participant’s Group (consistently applied); and

(b)	in accordance with the accounting policies from time to time of the Participant’s Group (consistently applied); and

(iii)
recorded and calculated individual asset level impairments, balance sheet values calculated using the clean price, fair values, other balance sheet values and individual asset level credit value adjustments and performed currency conversions in each case:

(a)	in accordance with the ordinary business practices from time to time of the Participant’s Group (consistently applied); and

(b)	in accordance with the accounting policies from time to time of the Participant’s Group (consistently applied) in a manner consistent with IFRS;

(K)	(i)
the Participant’s Group’s accounting policies applicable to its ordinary business practices, in each case from time to time, for recording and calculating (for the purposes of the Relevant Records) individual asset level write-offs and individual asset level impairments in respect of assets and exposures which are loans and are classified for accounting purposes as “loans and receivables” have at all times during the period from and including 1 January 2009 (or, in the case of individual asset level impairments, during the period from and including 31 December 2010) required, in respect of the Covered Assets (and Non-Cash Realisations) which become AV Assets (or AV Non-Cash Realisations, as the case may be) upon the coming into effect of the Simplification Amendments, the amount of the applicable write-off or impairment to be calculated (whether by systems-based or manual processes) using a discount rate based on the applicable asset or exposure’s original effective interest rate; and

from and including 1 January 2009 (or, in the case of individual asset level impairments, during the period from and including 31 December 2010) required, in respect of the Covered Assets (and Non-Cash Realisations) which become AV Assets (or AV Non-Cash Realisations, as the case may be) upon the coming into effect of the Simplification Amendments, the amount of the applicable write-off or impairment to be calculated (whether by systems-based or manual processes) using a discount rate based on the applicable asset or exposure’s original effective interest rate; and

(ii)
such method of calculation has substantially the same effect (on the amount of the applicable write-off or impairment) as ensuring there is recorded in the Relevant Records an accounting non-accrual marker in respect of the applicable asset or exposure before or at the same time as such asset or exposure becomes the subject of an individual asset level write-off or individual asset level impairment.

3.3
The representations and warranties set out in Clause 3.2 shall be deemed to be Representations (as defined in the Conditions) for the purpose only of construing the reference to Representations in Condition 33.1(C).

3.4
The representations and warranties set out in paragraphs (I), (J) and (K) of Clause 3.2 shall be deemed to form part of the Asset Management Conditions (as defined in the Conditions) for the purposes only of construing the references to the Asset Management Conditions in Conditions 15.2(P), 19.1(F), 20.5 and 32.3(C).

4.	CONDITIONS PRECEDENT

4.1
It shall be a condition precedent to the effectiveness of Clause 2.1 that the conditions set out in Clause 4.4 (the “Conditions Precedent”) shall have been fulfilled to the satisfaction of the Treasury (or waived in its sole discretion).

4.2
The Treasury shall, as soon as reasonably practicable, notify the Participant upon it being satisfied that the Conditions Precedent have been fulfilled (or waived).  Such notification shall be conclusive evidence of fulfilment (or waiver) of the Conditions Precedent but shall not otherwise constitute any waiver, agreement or consent.

4.3
If any of the Conditions Precedent shall not have been fulfilled (or waived) on or before the date that is 20 Business Days (or such other period as may be agreed in writing between the Parties) after the date of this Agreement, this Agreement shall terminate with immediate effect.  The Parties acknowledge and agree that if this Agreement is terminated pursuant to this Clause 4.3, the amendments and variations referred to in Clause 2.1 shall not take effect.

4.4	The Conditions Precedent are as follows:

(A)	the receipt by the Treasury of:

(i)	(a)	a copy of a resolution of the board of directors of the Participant which approves and authorises the Participant to execute, and perform its obligations under, this Agreement; or

(b)	a copy of an alternative corporate authority of the Participant; and

(ii)
a certificate of a director, the secretary, the deputy secretary / head of group secretariat, the senior assistant secretary or the assistant secretary of the Participant certifying that, so far as he or she is aware having made all due and reasonable enquiries, the copy document referred to in, and delivered to the Treasury pursuant to, sub-paragraph (i)(a) above or (i)(b) above (as the case may be) is a true, complete and accurate copy of the original and in full force and effect, in each case in form and substance satisfactory to the Treasury;

(B)	the receipt by the Treasury of:

(i)	(a)	a copy of a resolution of the board of directors of the Initial Parent which approves and authorises the Initial Parent to execute, and perform its obligations under, this Agreement; or

(b)	a copy of an alternative corporate authority of the Initial Parent; and

(ii)
a certificate of a director, the secretary, the deputy secretary / head of group secretariat, the senior assistant secretary or the assistant secretary of the Initial Parent certifying that, so far as he or she is aware having made all due and reasonable enquiries, the copy document referred to in, and delivered to the Treasury pursuant to, sub-paragraph (i)(a) above or (i)(b) above (as the case may be) is a true, complete and accurate copy of the original and in full force and effect, in each case in form and substance satisfactory to the Treasury;

(C)
the receipt by the Treasury of a list, which may be in the form of an electronic data file, stated as at 31 March 2011 of the Covered Assets which become AV Assets (identifying which of those Covered Assets become Modified Trigger AV Assets) upon the coming into effect of the Simplification Amendments, in form and substance satisfactory to the Treasury;

(D)	the receipt by the Treasury of:

(i)
a copy of a letter from the Participant to the FSA informing the FSA of the amendments to the Accession Agreement and the terms and conditions of the Scheme (as such terms and conditions apply to the Participant) detailed in this Agreement; and

(ii)
a certificate of a director, the secretary, the deputy secretary / head of group secretariat, the senior assistant secretary or the assistant secretary of the Participant certifying that, so far as he or she is aware having made all due and reasonable enquiries, the copy document referred to in, and delivered to the Treasury pursuant to, sub-paragraph (i) above is a true, complete and accurate copy of the original, in each case in form and substance satisfactory to the Treasury; and

(E)	the receipt by the Treasury of:

(i)	evidence of one or more of the following having been informed of, and briefed in reasonable detail in relation to, Simplification, this Agreement and the Briefing Paper:

(a)	the board of directors of the Initial Parent;

(b)	the Initial Parent’s audit committee; and

(c)	another duly appointed and authorised sub-committee of the board of directors of the Initial Parent; and

(ii)	evidence of the SOC having approved this Agreement and the Briefing Paper (subject to such amendments as Mr Bruce van Saun, referred to in Clause 3.2(G)(ii) above, shall consider fit),

in each case in form and substance satisfactory to the Treasury.

5.	UNDERTAKINGS

Extended Protection Assets

5.1
The Treasury and the Participant shall, from and including the date of this Agreement, participate in good faith discussions with each other in order to agree as soon as reasonably practicable the terms upon which Conditions 6.36 to 6.42 are to be varied (retrospectively in the case of any existing Extended Protection Assets) in relation to AV Assets (and Unprotected Assets, not being AV Assets, where the Related Triggered Asset is an AV Asset), consistent with sub-paragraphs (i) and (ii) of the new Scheme Principle (A1) set out in paragraph 1 of Schedule 6.

Refinancings and restructurings

5.2
The Treasury and the Participant shall, from and including the date of this Agreement and to but excluding the date that is 90 days (or such other period as may be agreed in writing between the Treasury and the Participant) after the Effective Date, participate in good faith discussions with each other in order to agree as soon as reasonably practicable:

(A)	a replacement for, or refinements or other amendments to, the provisions set out in paragraphs 6.8 and 6.9 of Schedule 6;

(B)	a consequential replacement for, or consequential refinements or other amendments to, the new Scheme Principle (B1) set out in paragraph 1 of Schedule 6;

(C)	amendments to the provisions set out in paragraph 14 of Schedule 6 (in so far as they relate to such new Scheme Principle (B1)); and

(D)	replacements for, or refinements or other amendments to, any related provisions dealing with the provision of information or data,

in each case consistent with sub-paragraphs (i) and (ii) of the new Scheme Principle (A1) set out in paragraph 1 of Schedule 6.

Information

5.3	The Participant shall provide to the Treasury such Information as is required by the Treasury in connection with or relating to Clauses 5.1 and 5.2.

6.	COSTS AND EXPENSES

6.1
The Participant acknowledges and agrees for the purpose of Condition 9.10 that the costs and expenses incurred by the Treasury, the Treasury Solicitor and any other Government Entity arising out of or in connection with the negotiation, preparation, execution and carrying into effect of this Agreement are Management and Administration Costs.

6.2	In this Clause 5, “costs and expenses” shall have the meaning given to it in Condition 9.2.

7.	COUNTERPARTS

Clause 23 of the Accession Agreement shall apply to this Agreement mutatis mutandis.

SCHEDULE 1
(New definitions to be inserted into clause 1 of the Accession Agreement)

"Adjusted Trigger Date" means, in respect of a Triggered AV Asset:

(A)
if such Triggered Asset is a Modified Trigger AV Asset and the Trigger Date is determined pursuant to paragraph 3.5 of Schedule 10, the last day of the calendar month immediately preceding the calendar month during which the Cover Termination Date falls; and

(B)	otherwise, the Trigger Date;

"AV" means (subject, for the avoidance of doubt, to paragraph 6.9 of Schedule 10 and subject, in the case of a Derivative Agreement within the “Derivative” Covered Asset Class, to paragraph 6.3 of Schedule 10), in respect of an AV Asset, on any day (the "relevant day") a sterling amount (which may be negative) determined as follows:

A + B + C + D

without double counting, where:

A
is the aggregate AV Write-Off to which that AV Asset (including any AV Non-Cash Realisation in respect of that AV Asset) is subject as at the relevant day after taking into account all increases and reductions in (or reversals, in whole or in part, of) the aggregate AV Write-Off to which that AV Asset (or AV Non-Cash Realisation, as the case may be) is subject occurring on or before the relevant day

B
is the aggregate AV Impairment to which that AV Asset (including any AV Non-Cash Realisation in respect of that AV Asset) is subject as at the relevant day after taking into account all increases and reductions in (or reversals, in whole or in part, of) the aggregate AV Impairment to which that AV Asset (or AV Non-Cash Realisation, as the case may be) is subject occurring on or before the relevant day

C	is:

(i)
in respect of an AV Asset (including any AV Non-Cash Realisation in respect of that AV Asset), which AV Asset (or AV Non-Cash Realisation, as the case may be), as at the relevant day, is accounted for as "fair value through profit or loss" and is not, and has not been, a Derivative Agreement within the "Derivative" Covered Asset Class, its AV(MtM) on the relevant day;

(ii)
in respect of an AV Asset (including any AV Non-Cash Realisation in respect of that AV Asset), which AV Asset (or AV Non-Cash Realisation, as the case may be), as at the relevant day, has been, but is no longer, accounted for as "fair value through profit or loss" and is not, and has not been, a Derivative Agreement within the "Derivative" Covered Asset Class, its AV(MtM) on the most recent day as at which such AV Asset (or AV Non-Cash Realisation, as the case may be) was accounted for as "fair value through profit or loss"; and

(iii)	otherwise, zero

D
is the aggregate Credit Value Adjustment to which that AV Asset (including any AV Non-Cash Realisation in respect of that AV Asset) is subject as at the relevant day after taking into account all increases and reductions in (or reversals, in whole or in part, of) the aggregate Credit Value Adjustment to which that AV Asset (or AV Non-Cash Realisation, as the case may be) is subject occurring on or before the relevant day, provided that, if the Relevant Records Currency of an amount (the "relevant amount") referred to above in this definition is not sterling then, for the purpose of determining such AV, the relevant amount shall be converted into sterling at the rate used, as at the relevant day, by the Participant's Group to convert, in accordance with IFRS, the relevant amount into sterling for the purpose of preparing the consolidated accounts of the Participant's Group;

"AV Asset" means, subject to paragraphs 10.1, 10.2, 12.14 and 12.17 of Schedule 10 (including where paragraphs 12.14 and 12.17 of Schedule 10 apply as a result of paragraph 11.4 of Schedule 10), and to any agreement in writing between the Treasury and the Participant reached pursuant to paragraph 10.5 or 11.3 of Schedule 10, a Covered Asset which is:

(A)	(i)	within the Global Banking Markets Division of the Participant's Group; and

(ii)	not within the Participant's Group's structured credit portfolio; or

(B)	within the Corporate and Commercial Business of the Corporate Banking Division of the Participant's Group;

“AV Assets List” means the list, which may be in the form of an electronic data file, stated as at 31 March 2011 of the Covered Assets which become AV Assets (identifying which of those Covered Assets become Modified Trigger AV Assets) upon the coming into effect of the Simplification Amendments, which is in the form designated in writing by or on behalf of the Treasury and the Participant as such for the purpose of the Simplification Supplemental Agreement;

“AV Cap” means, in respect of a Triggered AV Asset, on any day (the “relevant day”):

(A)
if the Haircut Outstanding Amount on the Adjusted Trigger Date (or, if later, on 31 December 2008) is greater than the Covered Amount Proxy on the Adjusted Trigger Date (or, if later, on 31 December 2008), a sterling amount equal to the lesser of:

(i)	an amount determined as follows:

(A / B) x C

where:

A	is the Covered Amount Proxy on the Adjusted Trigger Date (or, if later, on 31 December 2008)

B	is the Haircut Outstanding Amount on the Adjusted Trigger Date (or, if later, on 31 December 2008)

C	is the greater of zero and the Haircut AV on the relevant day; and

(ii)
the Sterling Equivalent (the Exchange Date being the Adjusted Trigger Date or, if later, 31 December 2008) of the Covered Amount Proxy on the Adjusted Trigger Date (or, if later, on 31 December 2008); or

(B)
if the Haircut Outstanding Amount on the Adjusted Trigger Date (or, if later, on 31 December 2008) is equal to or less than the Covered Amount Proxy on the Adjusted Trigger Date (or, if later, on 31 December 2008), an amount equal to the Sterling Equivalent (the Exchange Date being the Adjusted Trigger Date or, if later, 31 December 2008) of the Haircut Outstanding Amount on the Adjusted Trigger Date (or, if later, on 31 December 2008);

“AV Floor” means, in respect of a Triggered AV Asset, on any day (the “relevant day”):

(A)
if the Haircut Outstanding Amount on the Adjusted Trigger Date (or, if later, on 31 December 2008) is greater than the Covered Amount Proxy on the Adjusted Trigger Date (or, if later, on 31 December 2008), a sterling amount determined as follows:

(A / B) x C

where:

A	is the Covered Amount Proxy on the Adjusted Trigger Date (or, if later, on 31 December 2008)

B	is the Haircut Outstanding Amount on the Adjusted Trigger Date (or, if later, on 31 December 2008)

C	is the lesser of zero and the Haircut AV on the relevant day; and

(B)
if the Haircut Outstanding Amount on the Adjusted Trigger Date (or, if later, on 31 December 2008) is equal to or less than the Covered Amount Proxy on the Adjusted Trigger Date (or, if later, on 31 December 2008), the lesser of zero and the Haircut AV on the relevant day;

"AV Impaired Asset" means a Modified Trigger AV Asset which is the subject of an AV Write-Off and/or an AV Impairment;

"AV Impairment" means an individual asset level impairment (which is not a collective or portfolio level impairment):

(A)	denominated in the Relevant Records Currency;

(B)	recorded against the value of the applicable AV Asset (or AV Non-Cash Realisation, as the case may be) in the Relevant Records;

(C)	recorded and calculated in accordance with the ordinary business practices from time to time of the Participant's Group (consistently applied); and

(D)	recorded and calculated in accordance with the accounting policies from time to time of the Participant’s Group (consistently applied) in a manner consistent with IFRS;

"AV(MtM)" means, in respect of an AV Asset (including any AV Non-Cash Realisation in respect of that AV Asset), on any day (the "relevant day") an amount (which may be negative) determined as follows:

A - B

where:

A	is the Base Value of that AV Asset (or AV Non-Cash Realisation, as the case may be) on the relevant day

B	is the Clean Balance Sheet Value of that AV Asset (or AV Non-Cash Realisation, as the case may be) on the relevant day;

“AV Non-Cash Realisation” means, in respect of a Triggered AV Asset, a Non-Cash Realisation which:

(A)	is with respect to that Triggered AV Asset; and

(B)	has a Non-Cash Realisation Date falling on or after the Trigger Date,

and then only if and to the extent such Non-Cash Realisation replaces all or part of the assets and exposures (the “relevant assets and exposures”) comprising that Triggered AV Asset, including in the sense of the Non-Cash Realisation:

(i)	arising in consideration of, or resulting from, the extinguishment of all or part of the relevant assets and exposures;

(ii)
arising pursuant to the enforcement of, or the appropriation of assets held under, any security or collateral arrangements under the agreements or instruments relating (or to the extent relating) to the relevant assets and exposures; or

(iii)	arising pursuant to Condition 7.3;

"AV Percentage" means, in respect of an AV Asset:

(A)	if the AV Asset is within the Global Banking Markets Division of the Participant's Group, 99.9 per cent.; and

(B)	if the AV Asset is within the Corporate and Commercial Business of the Corporate Banking Division of the Participant's Group, 98.5 per cent.;

“AV Trigger” means:

(A)	in respect of a Modified Trigger AV Asset:

(i)	which is a Derivative Agreement within the “Derivative” Covered Asset Class; or

(ii)	which:

(a)	is not a Derivative Agreement within the “Derivative” Covered Asset Class; and

(b)	is accounted for as “fair value through profit or loss”,

that such Modified Trigger AV Asset becomes a Defaulted Asset; and

(B)	in respect of a Modified Trigger AV Asset which:

(i)	is not a Derivative Agreement within the “Derivative” Covered Asset Class; and

(ii)	is classified for accounting purposes as “available for sale” or “loans and receivables”,

that such Modified Trigger AV Asset becomes an AV Impaired Asset,

provided that if such Modified Trigger AV Asset:

(1)	is a Defaulted Asset or an AV Impaired Asset (as applicable) on any day falling before 31 December 2010; and

(2)	is not a Defaulted Asset or an AV Impaired Asset (as applicable) on 31 December 2010,

then the AV Trigger will not occur in respect of such Modified Trigger AV Asset unless and until it becomes a Defaulted Asset or an AV Impaired Asset (as applicable) on a day falling after 31 December 2010;

"AV Write-Off" means an individual asset level write-off:

(A)	denominated in the Relevant Records Currency;

(B)	recorded against the applicable AV Asset (or AV Non-Cash Realisation, as the case may be) in the Relevant Records;

(C)	recorded and calculated in accordance with the ordinary business practices from time to time of the Participant’s Group (consistently applied); and

(D)	recorded and calculated in accordance with the accounting policies from time to time of the Participant’s Group (consistently applied);

“Base Value” means, on any day (the “relevant day”):

(A)
in respect of an AV Asset (or AV Non-Cash Realisation, as the case may be) which is (or to the extent it is) a loan, bond, note or other debt funding, which loan, bond, note or other debt funding arises before the occurrence of a Trigger in respect of the AV Asset, the par value (after taking into account all redemptions and repayments occurring on or before the relevant day), denominated in the Relevant Records Currency, of such AV Asset (or AV Non-Cash Realisation, as the case may be); and

(B)
in respect of an AV Asset (or AV Non-Cash Realisation, as the case may be) which is not (or to the extent it is not) a loan, bond, note or other debt funding, which loan, bond, note or other debt funding arises before the occurrence of a Trigger in respect of the AV Asset, the balance sheet value, denominated in the Relevant Records Currency, at which such AV Asset (or AV Non-Cash Realisation, as the case may be) was initially recognised in the Relevant Records, in each case:

(i)	as recorded in the Relevant Records;

(ii)	recorded and calculated in accordance with the ordinary business practices from time to time of the Participant's Group (consistently applied); and

(iii)	recorded and calculated in accordance with the accounting policies from time to time of the Participant’s Group (consistently applied) in a manner consistent with IFRS;

“Briefing Paper” means the paper entitled “HMT Briefing Paper” together with any schedules, annexes and appendices thereto, which is in the form designated in writing by or on behalf of the Treasury and the Participant as such for the purpose of the Simplification Supplemental Agreement;

"Clean Balance Sheet Value" means:

(A)
in respect of an AV Asset (or AV Non-Cash Realisation, as the case may be) which is (or to the extent it is) an interest bearing loan, bond, note or other debt funding, the balance sheet value calculated using the clean price, denominated in the Relevant Records Currency, of such AV Asset (or AV Non-Cash Realisation, as the case may be); and

(B)
in respect of an AV Asset (or AV Non-Cash Realisation, as the case may be) which is not (or to the extent it is not) an interest bearing loan, bond, note or other debt funding, the fair value, denominated in the Relevant Records Currency, of such AV Asset (or AV Non-Cash Realisation, as the case may be), in each case:

(i)	as recorded in the Relevant Records;

(ii)	recorded and calculated in accordance with the ordinary business practices from time to time of the Participant's Group (consistently applied); and

(iii)	recorded and calculated in accordance with the accounting policies from time to time of the Participant’s Group (consistently applied) in a manner consistent with IFRS;

"Collared Haircut AV" means, in respect of a Triggered AV Asset, on any day (the "relevant day"):

(A)	if its Haircut AV on the relevant day is greater than the AV Cap on the relevant day, the AV Cap on the relevant day;

(B)	if its Haircut AV on the relevant day is less than the AV Floor on the relevant day, the AV Floor on the relevant day; and

(C)	otherwise, its Haircut AV on the relevant day;

“Covered Amount Proxy” means:

(A)	if the Participant can readily determine the Covered Amount, the Covered Amount; and

(B)	if the Participant cannot readily determine the Covered Amount:

(i)	the Covered Amount;

or (at the Participant’s option, provided that in respect of a given AV Asset such option is exercised consistently for the purposes of the AV Cap, the AV Floor and paragraphs 5.3 and 6.1 of Schedule 10)

(ii)
the Covered Amount calculated on the bases set out in sub-paragraphs (i) to (iii) of rule 15.1 of the Data Field Rules for the Quarterly Statement Data Fields, as if references therein to “Initial Event Date” were replaced with references to “Trigger Date”;

"Credit Value Adjustment" means an individual asset level credit value adjustment:

(A)	denominated in the Relevant Records Currency;

(B)	recorded against the applicable AV Asset (or AV Non-Cash Realisation, as the case may be) in the Relevant Records;

(C)	recorded and calculated in accordance with the ordinary business practices from time to time of the Participant's Group (consistently applied); and

(D)	recorded and calculated in accordance with the accounting policies from time to time of the Participant's Group (consistently applied) in a manner consistent with IFRS;

“Defaulted Asset” means a Modified Trigger AV Asset in respect of which there is recorded in the Relevant Records a risk classification of PD=1 (or any other risk classification which in the Relevant Records denotes “default” within the meaning of section 4.3 of BIPRU) in accordance with the ordinary business practices from time to time of the Participant’s Group (consistently applied);

“Economic Non-Equivalence” means:

(A)	a material increase or reduction in the credit protection provided by the Treasury to the Participant under the Scheme, assessed over the life of the Scheme;

(B)	a material change in the economic effect for the Treasury or the Participant of the Participant’s participation in the Scheme, assessed over the life of the Scheme; and/or

(C)	a material increase or reduction in the capital benefit provided to the Participant under the Scheme,

in respect of:

(i)	a particular AV Asset;

(ii)	any group of AV Assets (which group may or may not comprise a Covered Asset Class or be otherwise related); or

(iii)	all the AV Assets,

arising out of Simplification;

“Fully Written-Off” means, with respect to an AV Asset, that such AV Asset has been written-off in full at an individual asset level, and is therefore no longer included as a balance sheet item in the Relevant Records;

"Haircut AV" means, in respect of an AV Asset, on any day (the "relevant day"):

(A)	if its AV on the relevant day is greater than zero, its AV on the relevant day multiplied by the applicable AV Percentage; and

(B)	otherwise, its AV on the relevant day;

“Haircut Outstanding Amount” means, in respect of an AV Asset, on any day (the “relevant day”):

(A)	(if the AV Asset is a Derivative Agreement within the “Derivative” Covered Asset Class) the Outstanding Amount of that AV Asset on the relevant day multiplied by the applicable AV Percentage; and

(B)	(in any other case):

(i)	the Outstanding Amount of that AV Asset on the relevant day multiplied by the applicable AV Percentage;

or (at the Participant’s option, provided that in respect of a given AV Asset such option is exercised consistently for the purposes of the AV Cap, the AV Floor and paragraph 5.3 of Schedule 10)

(ii)
the amount sourced from the Participant’s Group’s internal systems representing the outstanding balance of that AV Asset (which may include any interest, fee, premium or other non-principal sum which has accrued or is payable in respect of that AV Asset) on the relevant day multiplied by the applicable AV Percentage;

“In-AV Realisation” means, in respect of an AV Asset, a Realisation in respect of that AV Asset to the extent such Realisation continues (or, in the case of a Realisation arising pursuant to Condition 6.15(A), 7.8(ii), 7.8(vii), 7.22 or 7.28, the circumstances giving rise to such Realisation continue) to be taken into account in its AV from time to time (in the sense of the AV continuing to be correspondingly lower than it would have been in the absence of such Realisation or circumstances, as applicable);

“Modified Trigger AV Asset” means an AV Asset which is not a Long Dated Asset;

“Non-Cash Realisation Date” means, with respect to a Non-Cash Realisation, the date on which that Non-Cash Realisation is made, realised, received, recovered or derived;

“Non-Equivalence” means Economic Non-Equivalence and/or Step-In Non-Equivalence;

“Relevant Records” means the records maintained in accordance with Applicable Law and used by the Participant’s Group for the purpose of preparing the consolidated accounts of the Participant’s Group in accordance with IFRS;

"Relevant Records Currency" means the currency in which the applicable AV Write-Off, AV Impairment, Base Value, Clean Balance Sheet Value or Credit Value Adjustment is recorded in the Relevant Records;

“Reporting Holiday End Date” means the earlier of:

(A)
the first Quarter Date (in respect of a Quarter for which a Quarterly Statement has been delivered) as at which aggregate Losses net of all Recoveries in respect of the entire Covered Assets exceed £50,000,000,000; and

(B)	31 March 2016;

“Reporting Holiday Realisation” means a Realisation which:

(A)	is in respect of an AV Asset not within the Global Restructuring Group business unit of the Participant’s Group; or

(B)	(i)	is in respect of an AV Asset within the Global Restructuring Group business unit of the Participant’s Group; and

(ii)	(a)	arises under Condition 7.8(B);

(b)	arises under Condition 7.8(C);

(c)
is a Cash Realisation in respect of an AV Asset with a Cash Realisation Date falling after the first day on which that AV Asset (including any AV Non-Cash Realisation in respect of that AV Asset) has been Fully Written-Off in accordance with the ordinary business practices from time to time of the Participant’s Group (consistently applied); or

(d)	is a Cash Realisation in respect of an AV Asset with a Cash Realisation Date falling after the first day which is after the Trigger Date and on which its AV is equal to or less than zero;

“Simplification” means the coming into effect of clause 2.1 of the Simplification Supplemental Agreement and the implementation of the provisions set out in schedule 6 to the Simplification Supplemental Agreement;

"Simplification Amendments" means the amendments set out in clause 2.1 of the Simplification Supplemental Agreement;

“Simplification Quarterly Statement” has the meaning given to it in paragraph 9.2 of Schedule 10;

“Simplification Supplemental Agreement” means the supplemental agreement dated on or around 24 June 2011 and made between the parties to this Agreement, pursuant to which, in connection with a proposal to more closely align the calculations of Losses and Recoveries with the Participant’s accounting processes, the parties to this Agreement agreed to amend certain terms of this Agreement and the Conditions (as such Conditions apply to the Participant) and the Participant agreed to enter into certain supplemental obligations;

“Step-In Non-Equivalence” means a change in the occurrence or timing of any Step-In Trigger in respect of:

(A)	any group of Covered Assets comprising a Covered Asset Class; or

(B)	all the Covered Assets,

arising out of Simplification;

“Triggered AV Asset” means an AV Asset which is a Triggered Asset;

SCHEDULE 2
(New clauses 5.26 to 5.33 of the Accession Agreement)

Recoveries or Realisations with respect to Related Junior Assets

5.26
The Participant shall not be required to include as part of any Quarterly Statement Data in respect of any Quarter ending on or before 31 December 2010 any information relating to Recoveries or Realisations (whether or not any such Realisations are Cash Realisations) with respect to, resulting from or arising out of any Related Junior Asset in respect of any Triggered Asset.

5.27
The Participant shall not be required to include as part of any Quarterly Statement Data in respect of any Quarter ending after 1 January 2011 any information relating to Recoveries or Realisations (whether or not any such Realisations are Cash Realisations) with respect to, resulting from or arising out of any Related Junior Asset in respect of a Triggered Asset which is allocated either to the “Consumer Finance” or the “Residential Mortgage” Covered Asset Class.

5.28
The Participant shall be required to include in any Quarterly Statement Data in respect of any Quarter ending after 1 January 2011, information relating to Recoveries or Realisations (whether or not any such Realisations are Cash Realisations) with respect to, resulting from or arising out of any Related Junior Asset in respect of a Triggered Asset which is allocated to a Covered Asset Class other than the “Consumer Finance” and the “Residential Mortgage” Covered Asset Classes only if:

(A)	there has been, since 1 January 2011, a full or partial write-off in respect of such Triggered Asset;

(B)	the aggregate amount of all write-offs that are determined by the Participant’s Group as at the time of the determination of the write-off referred to in sub-paragraph (A) above in respect of:

(i)	such Triggered Asset; and

(ii)	any and all other assets and exposures which, at the time of the write-off in respect of the relevant Triggered Asset, are connected to such Triggered Asset exceeds £50,000,000 (fifty million pounds); and

(C)
the Recoveries or Realisations were made, realised, received, recovered or derived on or prior to the date on which the write-off referred to in sub-paragraph (A) above was recorded in the accounts of the relevant Covered Entity, and the assessment of whether an asset or exposure is a Related Junior Asset in respect of any Triggered Asset shall be determined as at the time of the write-off referred to in sub-paragraph (A) above solely by reference to the rights attaching to such asset or exposure, and the relevant Covered Asset, at such time.

5.29
For the purpose of applying the threshold in Clause 5.28(B) above, where the amount of a write-off in respect of a Triggered Asset or an asset or exposure connected to a Triggered Asset is denominated in any Other Currency, such amount shall be converted into sterling using a market rate as reasonably determined by the Participant based on its ordinary course business and banking policies, practices and procedures consistently applied.

5.30
For the purpose of Clauses 5.28 and 5.29 above, an asset or exposure shall be deemed to be “connected” to a Triggered Asset if it is an asset or exposure of any person falling within paragraph (A) or (C) of the definition of Applicable Entity in respect of which the credit limit, credit line or trading line (or equivalent) in respect of a Counterparty is aggregated with the credit limit, credit line or trading line (or equivalent) of a Counterparty in respect of such Triggered Asset pursuant to the Credit Aggregation Policy, or would be so aggregated if the Credit Aggregation Policy were to be consistently applied between Protected Assets and assets and exposures that do not comprise Protected Assets, and an asset or exposure of any person falling within paragraph (A) or (C) of the definition of Applicable Entity in respect of which any Counterparty (or any Group Member of a Counterparty) is also a Counterparty (including an Obligor) in respect of such Triggered Asset shall be deemed to be connected to such Triggered Asset.

5.31	Clauses 5.26 to 5.30 (inclusive) above shall apply solely to Covered Assets which are not AV Assets (as at the date of the applicable Quarterly Statement Data).

Additional Reporting to be provided with Post-Accession Data

5.32
Each time when the Participant delivers Post-Accession Data to the Treasury in accordance with the Data Field Rules, the Participant shall also deliver to the Treasury a supplementary file (the “Simplification Supplementary File”) for the purpose of identifying Covered Assets which are subject to Simplification and the AV QS Data Field Rules.

Such Simplification Supplementary File shall identify Covered Assets which are subject to Simplification and the AV QS Data Field Rules by using the following codes:

(A)	“Y” - in scope of simplified rules; or

(B)	“N/A” - out of scope of simplified rules.

5.33
Each time when the Participant delivers Post-Accession Data to the Treasury in accordance with the Data Field Rules, the Participant shall identify all Covered Assets that are overdrafts and overdrafts within Multiple Option Facilities (“MOFs”) by using the following codes:

(A)	“Y” - Covered Asset is an overdraft; or

(B)	“M” - Covered Asset has an overdraft within a MOF; or

(C)	“N/A” - No overdraft.

SCHEDULE 3

(New clause 12.6 of the Accession Agreement)

AV Assets

12.6	The provisions of Schedule 10 shall apply (to the extent and on the terms set out therein).

SCHEDULE 4
(Additions to schedule 4 to the Accession Agreement)

Specified Obligation	Whether capable of being remedied
Paragraph 6.5(A) of Schedule 10 – Not to treat assets and exposures which form part of AV Assets and AV Non-Cash Realisations (or Covered Assets and Non-Cash Realisations) differently from assets and exposures which do not form part of AV Assets and AV Non-Cash Realisations (or Covered Assets and Non-Cash Realisations, as applicable)

Yes
Paragraph 6.5(B) of Schedule 10 – To record risk classifications, record and calculate individual asset level write-offs, individual asset level impairments, balance sheet values calculated using the clean price, fair values, other balance sheet values and individual asset level credit value adjustments and perform currency conversions in a particular manner

Yes
Paragraph 6.5(C) of Schedule 10 – To ensure the Participant’s Group’s accounting policies require individual asset level write-offs and individual asset level impairments to be calculated in a particular manner and to ensure such calculation has a particular effect

Yes
Clause 3.2(I) of the Simplification Supplemental Agreement – Representation and warranty as to not treating assets and exposures which form part of AV Assets and AV Non-Cash Realisations (or Covered Assets and Non-Cash Realisations) differently from assets and exposures which do not form part of AV Assets and AV Non-Cash Realisations (or Covered Assets and Non-Cash Realisations, as applicable)

Yes
Clause 3.2(J) of the Simplification Supplemental Agreement – Representation and warranty as to recording risk classifications, recording and calculating individual asset level write-offs, individual asset level impairments, balance sheet values calculated using the clean price, fair values, other balance sheet values and individual asset level credit value adjustments and performing currency conversions in a particular manner

Yes
Clause 3.2(K) of the Simplification Supplemental Agreement – Representation and warranty as to the Participant’s Group’s accounting policies requiring individual asset level write-offs and individual asset level impairments to be calculated in a particular manner and as to such calculation having a particular effect

Yes

SCHEDULE 5
(New schedule 5 to the Accession Agreement)

SCHEDULE 5
(Step-In Threshold Amounts)

Covered Asset Class or group of Covered Assets	Step-In Threshold Amount (£)
Residential Mortgage	4,070,977,735
Consumer Finance	13,276,307,665
Bond	330,251,254
Loan	15,248,742,136
Lease Finance	600,000,000
Project Finance	159,583,541
Leveraged Finance	7,010,008,394
Commercial Real Estate Finance	6,275,734,366
Structured Finance	11,447,289,719 (prior to 17 August 2012) 9,490,488,057 (on or after 17 August 2012)
Derivative	5,749,035,569

SCHEDULE 6
(New schedule 10 to the Accession Agreement)

SCHEDULE 10
(AV Assets)

1.	SCHEME PRINCIPLES

The Scheme Principles shall be amended by:

(A)	the insertion of a new Scheme Principle (A1) immediately after Scheme Principle (A), as follows:

“(A1)
Subject to rules providing for reinstatement in specified circumstances of the rules applicable to covered assets generally, covered assets within the Participant’s group’s Global Banking Markets Division (other than those within its structured credit portfolio) or the Corporate and Commercial Business of the Participant’s group’s Corporate Banking Division (“AV assets”) have become the subject of “simplification rules” which are intended to simplify the application of the Scheme to AV assets.  It is intended that:

(i)	save as expressly provided in the simplification rules, the application of the Scheme to the AV assets should be consistent with the application of the Scheme to the other covered assets; and

(ii)
the introduction and implementation of the simplification rules should not give rise to any change in the economic effect for the Treasury or the Participant of the Participant’s participation in the Scheme, assessed over the life of the Scheme.”;

(B)
replacing the words “Scheme Principle (E)” in Scheme Principle (B) with the words “Scheme Principles (E), (F) and (F1)” and the insertion of a new Scheme Principle (B1) immediately after Scheme Principle (B), as follows:

“(B1)
There are specific simplification rules setting out the treatment of an AV Asset in respect of which there is a refinancing or debt restructuring occurring after the date on which a trigger (as described in Scheme Principles (E), (F) and (F1)) has occurred with respect to it.”;

(C)	replacing the words “Scheme Principles (H), (I) and (J)” in Scheme Principle (E) with the words “Scheme Principles (H), (I), (I4) and (J)”;

(D)	the insertion of a new Scheme Principle (F1) immediately after Scheme Principle (F), as follows:

“(F1)
Pursuant to the simplification rules, for an AV asset which is not a long dated asset, the only trigger is (in the case of an AV asset which is a derivative agreement, or which is not a derivative agreement and is accounted for as “fair value through profit or loss”) the recording in the Participant’s group’s relevant books and records of a risk classification which denotes “default” within the meaning of BIPRU or (in the case of an AV asset which is not a derivative agreement and is classified for accounting purposes as “available for sale” or “loans and receivables”) the recording in such books and records of an individual asset level impairment or an individual asset level write off.”;

(E)	the deletion in its entirety of Scheme Principle (G) and the insertion of a new Scheme Principle (G), as follows, in its place:

“(G)
Protection under the Scheme for each covered asset which is not an AV asset will be subject to a specified cap.  For this purpose, each covered asset which is not an AV asset will have its own cap.  For a covered asset which is not an AV asset, the amount of the cap will reduce to zero over time or at a specified time and will never increase.”;

(F)	the deletion in its entirety of Scheme Principle (H) and the insertion of a new Scheme Principle (H), as follows, in its place:

“(H)
Protection under the Scheme will be provided for credit exposure in respect of each covered asset which is not an AV asset.  Accordingly, a “loss” in relation to a covered asset which is not an AV asset will (subject to the cap referred to in Scheme Principle (G)) correspond to the outstanding principal amount of the covered asset (which outstanding principal amount excludes amounts capitalised after 31 December 2008, except in respect of an overdraft) on the first date (the “trigger date”) a trigger occurs with respect to the covered asset (or, if later, on 31 December 2008).  There are additional rules, intended to achieve analogous protection for credit exposure, defining the outstanding principal amount and the amount of the loss if a trigger occurs with respect to a covered asset which is a derivative agreement, limited recourse asset (which may be a long dated asset) or finance lease.”;

(G)	the insertion of the words “and except in the case of AV assets,” immediately after the words “Subject to specified limitations,” in Scheme Principle (I);

(H)	the insertion of new Scheme Principles (I1) to (I5) immediately after Scheme Principle (I), as follows:

“(I1)	Protection under the Scheme for each AV asset will also be subject to a specified cap (the “simplified cap”) and a floor. For this purpose, each AV asset will have its own simplified cap and floor.

(I2)
The simplified cap will limit cumulative losses where they are positive.  If the outstanding principal amount (as described in Scheme Principle (H), subject to specific simplification rules permitting the use of a proxy and requiring the application of a specified haircut) of the AV asset is greater than the amount of the cap prescribed by the rules applicable to covered assets which are not AV Assets referred to in Scheme Principle (G), subject to specific simplification rules permitting the use of a proxy (the “old cap”), in each case on an adjusted trigger date (or, if later, on 31 December 2008), then the simplified cap from time to time will be the lesser of (i) an amount (which may reduce and increase from time to time) equal to a specified proportion of its positive AV (as described in Scheme Principle (I5)) from time to time and (ii) the amount of the old cap on the adjusted trigger date (or, if later, on 31 December 2008).  If such outstanding principal amount of the AV asset is equal to or less than the amount of the old cap, in each case on the adjusted trigger date (or, if later, on 31 December 2008), then the simplified cap will be such outstanding principal amount of the AV Asset on the adjusted trigger date (or, if later, on 31 December 2008).  There are specific simplification rules for determining the trigger date and the adjusted trigger date of an AV asset which is not a long dated asset.

(I3)
The floor will limit cumulative losses where they are negative.  The floor from time to time will be an amount equal to a specified proportion of the negative AV (as described in Scheme Principle (I5) from time to time).

(I4)
Pursuant to the simplification rules, losses in relation to AV assets arise, and are calculated, on a different basis from losses in relation to covered assets which are not AV assets.  In particular, losses in relation to an AV asset are calculated by reference to its AV (as described in Scheme Principle (I5)) from time to time and may be positive or negative.  Accordingly, a loss in relation to an AV asset will (subject to the simplified cap and floor referred to in Scheme Principle (I1)) correspond to its AV on the trigger date (or, if later, on 31 December 2008).  Further losses in relation to an AV Asset will (subject to the simplified cap and floor) arise where, after the trigger date (or, if later, after 31 December 2008), there is an increase or a reduction in its AV.  An increase in its AV will (subject to the simplified cap and floor) give rise to a further, positive, loss.  A reduction in its AV will (subject to the simplified cap and floor) give rise to a further, negative, loss.

(I5)
The “AV” of an AV asset is an amount which represents the sum (without double counting) of (i) the aggregate individual asset level write-off to which it is subject, (ii) the aggregate individual asset level impairment to which it is subject, (iii) in respect only of an AV asset which is not and has not been a derivative agreement and which is or has been accounted for as “fair value through profit or loss”, an amount equal to a specified base value minus its balance sheet value calculated using the clean price or fair value and (iv) the aggregate individual asset level credit value adjustment to which it is subject, in each case from time to time.  The AV may be positive or negative.  There are additional rules, intended to achieve analogous protection for credit exposure, defining the AV of an AV asset which is a derivative agreement.”;

(I)	replacing the words “Scheme Principle (H)” in Scheme Principle (K) with the words “Scheme Principles (H) and (I4)”;

(J)
replacing the words “will, subject to limited specified exceptions, constitute” in Scheme Principle (M) with the words “will (subject to limited specified exceptions and, in the case of an AV asset, if and to the extent they do not continue to be taken into account in the AV from time to time) constitute”;

(K)	the addition of the following words to the end of Scheme Principle (R):

“In the case of an AV asset, the simplification rules provide for certain aggregate negative losses to be treated as a single recovery for the purpose of the payment calculation.”;

(L)	the addition of the following words to the end of Scheme Principle (S):

“In particular, the application of IFRS and any other relevant accounting standards, and the formulation and application of the Participant’s group’s accounting policies and risk classifications, in respect of the AV assets, including when compared with assets and exposures of the Participant’s group that are not AV assets, should not be manipulated to the detriment of the Treasury.”; and

(M)
the insertion of the words “(or, in the case of an AV asset, the assets, receipts, realisations, recoveries, rights, interests and benefits that would have been recoveries but for the simplification rules)” immediately after the words “share of recoveries” in Scheme Principle (AA).

2.	COVERAGE AND TERMINATION

Condition 4.36 shall be amended by replacing the words “a Restructuring or a Bankruptcy” with the words “a Restructuring, a Bankruptcy or an AV Trigger”.

3.	TRIGGERS

AV Trigger

3.1	The only Trigger in respect of a Modified Trigger AV Asset shall be the AV Trigger. This paragraph 3.1 varies Condition 5.2.

Trigger Date

3.2
Subject to paragraphs 3.3 to 3.5 below, the Trigger Date for a Modified Trigger AV Asset is the last day of the calendar month during which the AV Trigger occurs in respect of that Modified Trigger AV Asset.  This paragraph 3.2 and paragraphs 3.3 to 3.5 below vary Condition 5.1.

Transitional arrangements; AV Trigger and existing Trigger as at 31/12/10

3.3	If, in respect of a Modified Trigger AV Asset:

(A)	the AV Trigger occurs on or before 31 December 2010; and

(B)	the Trigger Date would (if the effects of this paragraph 3 and paragraph 4.3 below were ignored) be on or before 31 December 2010,

then the Trigger Date of that Modified Trigger AV Asset shall be the last day of the calendar month during which its Initial Event Date would (if the effects of this paragraph 3 and paragraph 4.3 below were ignored) fall.

Transitional arrangements; AV Trigger but no existing Trigger as at 31/12/10

3.4	If, in respect of a Modified Trigger AV Asset:

(A)	the AV Trigger occurs on or before 31 December 2010; and

(B)	the Trigger Date would (if the effects of this paragraph 3 and paragraph 4.3 below were ignored) not be on or before 31 December 2010,

then the Trigger Date of that Modified Trigger AV Asset shall be 31 December 2010.

Delayed credit analysis

3.5	If, in respect of a Modified Trigger AV Asset, the AV Trigger occurs:

(A)	after 31 December 2010;

(B)	after the Cover Termination Date; and

(C)	before the date falling two calendar months after the Cover Termination Date,

and the Participant demonstrates to the reasonable satisfaction of the Treasury that the AV Trigger would have occurred on or before the Cover Termination Date if the Participant’s Group’s ordinary course credit analysis procedures for determining, and ordinary course reporting procedures for recording, the occurrence of an AV Trigger had been undertaken on or before the Cover Termination Date (on the basis of the facts existing and known to the Participant’s Group at that time) then the Trigger Date of that Modified Trigger AV Asset shall be its Cover Termination Date.

4.	LOSSES

Occurrence of an initial Loss

4.1
Subject to the Conditions, a Loss will (instead of the circumstances referred to in Condition 6.1 but in addition to the circumstances referred to in Condition 6.38 and paragraph 4.2 below) occur in respect of a Triggered AV Asset on its Trigger Date (or, if later, on 31 December 2008) in an amount equal to its Collared Haircut AV on the Trigger Date (or, if later, on 31 December 2008).  Such Loss shall be treated, for the purposes of the Scheme Documents (other than paragraph 4.2 below), as a Loss arising under Condition 6.1.  This paragraph 4.1 and paragraph 4.2 below vary Condition 6.1.

Occurrence of further Losses

4.2
If, in respect of a Triggered AV Asset, the Collared Haircut AV on any day (the "relevant day") falling after its Trigger Date (or, if later, after 31 December 2008) is greater or less than the Collared Haircut AV on the day before the relevant day (the "preceding day") then, subject to the Conditions, a Loss will (instead of the circumstances referred to in Condition 6.1 but in addition to the circumstances referred to in Condition 6.38 and paragraph 4.1 above) occur in respect of that Triggered AV Asset on the relevant day in an amount equal to the Collared Haircut AV on the relevant day minus the Collared Haircut AV on the preceding day.  Such Loss shall be treated, for the purposes of the Scheme Documents (other than paragraph 4.1 above), as a Loss arising under Condition 6.1.  Such Loss may be positive (in the circumstances where the Collared Haircut AV has increased) or negative (in the circumstances where the Collared Haircut AV has reduced).  The Treasury and the Participant acknowledge that Losses under this paragraph 4.2 do not constitute corrections or adjustments to pre-existing Losses under paragraph 4.1 above and this paragraph 4.2.

Initial Event Date

4.3	The Initial Event Date of a Modified Trigger AV Asset is its Trigger Date. This paragraph 4.3 varies Condition 6.2.

Covered Liabilities

4.4	Condition 6.22 shall not apply to a Covered Asset which is an AV Asset. This paragraph 4.4 varies Condition 6.22.

5.	RECOVERIES

5.1	In the case of an AV Asset, for the purpose only of Condition 7 the In-AV Realisations shall be deemed not to be Realisations.

5.2	Paragraphs (C) and (D) of Condition 7.26 shall not apply to the AV Assets.

5.3
If, in respect of an AV Asset, the Haircut Outstanding Amount on the Adjusted Trigger Date (or, if later, on 31 December 2008) is greater than the Covered Amount Proxy on the Adjusted Trigger Date (or, if later, on 31 December 2008) then, for the purpose only of Condition 7, the amount of each Cash Realisation in respect of that AV Asset (other than any part of such Cash Realisation in respect of which the corresponding Recovery is allocated to another Covered Asset pursuant to Condition 7.16(B)) shall (before applying Condition 7.1 to such Cash Realisation) be multiplied by:

A / B

where:

A	is the Covered Amount Proxy on the Adjusted Trigger Date (or, if later, on 31 December 2008)

B	is the Haircut Outstanding Amount on the Adjusted Trigger Date (or, if later, on 31 December 2008)

This paragraph 5.3 does not apply to Cash Realisations with respect to, resulting from or arising out of:

(A)	any Closely Related Hedge with respect to the applicable AV Asset; or

(B)	any Related Junior Asset in respect of the applicable AV Asset.

5.4	This paragraph 5 varies Condition 7.

6.	TRIGGERS, LOSSES AND RECOVERIES: ADDITIONAL PROVISIONS

Covered Amount Proxy of zero

6.1
If the Covered Amount Proxy of an AV Asset on its Adjusted Trigger Date (or, if later, on 31 December 2008) is zero then neither Losses (except Losses under Condition 6.38) nor Recoveries (unless there is a Loss under Condition 6.38) shall occur in respect of that AV Asset.  This paragraph 6.1 varies Conditions 6 and 7 and paragraphs 4 and 5 above shall be subject to this paragraph 6.1.

Overdrafts – recovery in full

6.2
In respect of an AV Asset (including any AV Non-Cash Realisation in respect of that AV Asset) which is or includes an overdraft on any day which is or is after its Trigger Date, neither Losses nor Recoveries shall arise on any day falling after the first day which is or is after its Trigger Date and on which the AV of that AV Asset is equal to or less than zero.  This paragraph 6.2 varies Conditions 6 and 7 and paragraphs 4 and 5 above shall be subject to this paragraph 6.2.  In this paragraph 6.2, “overdraft” means an Overdraft which is made available in respect of a money transmission account or current account.

Derivative Agreements – adjusted AV

6.3
The AV of an AV Asset which is a Derivative Agreement within the “Derivative” Covered Asset Class, on any day (the “relevant day”), shall be the lesser of its unadjusted AV and its adjusted AV, in each case on the relevant day.

6.4
The “unadjusted AV” is the amount the AV would be if the effect of paragraph 6.3 above were ignored and the “adjusted AV” is the amount the AV would be if no transactions governed by or comprising that Derivative Agreement were entered into after 31 December 2008 and the terms of that Derivative Agreement and the transactions governed by or comprising it were not amended, changed or replaced after 31 December 2008 (except by way of an amendment carried out solely for the purpose of adhering to any industry standard amendment, including any protocol sponsored by the International Swaps and Derivatives Association, Inc. or any analogous financial trading association in any relevant jurisdiction, provided that such adherence is in the Participant’s opinion, acting reasonably, consistent with the Asset Management Objective.

Undertakings

6.5	The Participant undertakes to the Treasury as follows:

(A)
it shall not, and shall procure that each other member of the Participant’s Group will not, treat (for the purposes of the Relevant Records, in recording risk classifications, in recording and calculating individual asset level write-offs, individual asset level impairments, balance sheet values calculated using the clean price, fair values, other balance sheet values and individual asset level credit value adjustments and in performing currency conversions):

(i)
assets and exposures which form part of AV Assets (or AV Non-Cash Realisations) differently from assets and exposures which do not form part of AV Assets (or AV Non-Cash Realisations) by reason of the former’s status as forming part of AV Assets (or AV Non-Cash Realisations, as  the case may be), which status shall not be a relevant consideration in determining such treatment; and

(ii)
assets and exposures which form part of Covered Assets (or Non-Cash Realisations) differently from assets and exposures which do not form part of Covered Assets (or Non-Cash Realisations) by reason of the former’s status as forming part of Covered Assets (or Non-Cash Realisations, as the case may be), which status shall not be a relevant consideration in determining such treatment;

(B)	it shall, and shall procure that each other member of the Participant’s Group will, in respect of AV Assets (and AV Non-Cash Realisations) and for the purposes of the Relevant Records:

(i)	record risk classifications in accordance with the ordinary business practices from time to time of the Participant’s Group (consistently applied);

(ii)	record and calculate individual asset level write-offs:

(a)	in accordance with the ordinary business practices from time to time of the Participant’s Group (consistently applied); and

(b)	in accordance with the accounting policies from time to time of the Participant’s Group (consistently applied); and

(iii)
record and calculate individual asset level impairments, balance sheet values calculated using the clean price, fair values, other balance sheet values and individual asset level credit value adjustments and performed currency conversions in each case:

(a)	in accordance with the ordinary business practices from time to time of the Participant’s Group (consistently applied); and

(b)	in accordance with the accounting policies from time to time of the Participant’s Group (consistently applied) in a manner consistent with IFRS;

(C)
(i)it shall ensure that the Participant’s Group’s accounting policies applicable to its ordinary business practices, in each case from time to time, for recording and calculating (for the purposes of the Relevant Records) individual asset level write-offs and individual asset level impairments in respect of assets and exposures which are loans and are classified for accounting purposes as “loans and receivables” at all times require, in respect of AV Assets (and AV Non-Cash Realisations), the amount of the applicable write-off or impairment to be calculated (whether by systems-based or manual processes) using a discount rate based on the applicable asset or exposure’s original effective interest rate; and

(ii)
it shall ensure that such method of calculation has substantially the same effect (on the amount of the applicable write-off or impairment) as ensuring there is recorded in the Relevant Records an accounting non-accrual marker in respect of the applicable asset or exposure before or at the same time as such asset or exposure becomes the subject of an individual asset level write-off or individual asset level impairment); and

(D)	if it becomes aware that the AV Assets List is incorrect or incomplete, it shall as soon as reasonably practicable give written notice to the Treasury of the applicable corrections or additions.

The undertakings set out in paragraphs (A), (B) and (C) above shall be deemed to form part of the Asset Management Conditions (as defined in the Conditions) for the purposes only of construing the references to the Asset Management Conditions in Conditions 15.2(P), 19.1(F), 20.5 and 32.3(C).

Changes in credit analyses or similar judgements

6.6
The Treasury and the Participant acknowledge and agree in respect of AV Assets that a change in any credit analysis or similar judgement does not mean that any Post-Accession Data, Quarterly Statement Data or information contained in a Quarterly Statement (such data or information to the extent they are derived from the definitions of AV, AV(MtM), AV Write-Off, AV Impairment, Base Value, Clean Balance Sheet Value, Credit Value Adjustment and/or Defaulted Asset, the “relevant data”) which represented a prior analysis or judgement was erroneous or inaccurate for the purpose of the Scheme, and:

(A)	corrections and adjustments to the relevant data in order to reflect such a change are not permitted; and

(B)	only the following corrections and adjustments to the relevant data are permitted:

(i)	corrections in order to address any inaccuracy or error in the relevant data which results from a data entry inaccuracy, information technology error or similar administrative error;

(ii)
adjustments necessary to remedy a breach of the Specified Obligations referred to in paragraphs 6.5(A), 6.5(B) and 6.5(C) above and clauses 3.2(I), 3.2(J) and 3.2(K) of the Simplification Supplemental Agreement;

(iii)	adjustments expressly required by the Conditions or the Accession Agreement; and

(iv)	such other corrections and adjustments as may be agreed in writing between the Treasury and the Participant.

Hedging

6.7
In Condition 13.6, references to Recoveries shall, in the case of AV Assets, be construed as if the effects of the Simplification Amendments (other than the effect of this paragraph 6.7) were ignored.

Refinancings and restructurings

6.8
Paragraph 6.9 below shall come into effect, on a retrospective basis, 90 days (or such other period as may be agreed in writing between the Treasury and the Participant) after the date upon which the Simplification Amendments came into effect.  For the purpose only of this paragraph 6.8, retrospective basis means that paragraph 6.9 below shall be deemed to have come into effect at the same time as the Simplification Amendments.

6.9	If and to the extent:

(A)
the assets and exposures comprising an AV Asset or AV Non-Cash Realisation are the subject of a refinancing or debt restructuring (such assets and exposures being the “old assets and exposures” and the assets and exposures arising pursuant to, or resulting from, such refinancing or debt restructuring being the “new assets and exposures”);

(B)	such refinancing or debt restructuring occurs after the day on which the Trigger occurs in respect of such AV Asset; and

(C)
such refinancing or debt restructuring (including the decision to effect such refinancing or debt restructuring) occurs without any involvement of the Global Restructuring Group business unit of the Participant’s Group, then the new assets and exposures shall (to the extent they would, but for this paragraph 6.9, have formed part of such AV Asset or been or formed part of any AV Non-Cash Realisation in respect of such AV Asset) not form part, and shall not at any time have formed part, of such AV Asset and shall not be or form part, and shall not at any time have been or formed part, of any AV Non-Cash Realisation in respect of such AV Asset, including for the purposes of calculating the AV of, and Losses and Recoveries in respect of, such AV Asset (but without prejudice to the effect of such refinancing or debt restructuring, including any payments made in connection therewith, on the AV of such AV Asset to the extent attributable to the old assets and exposures).  This paragraph 6.9 shall not apply to any such refinancing or debt restructuring if and to the extent:

(i)	it is not approved, or agreed or consented to, by any Applicable Entity or any of its Representatives and could not be prevented by any Applicable Entity or the Applicable Entities; or

(ii)	it is required by Applicable Law.

This paragraph 6.9 varies Conditions 4, 6 and 7 and paragraphs 4 and 5 above shall be subject to this paragraph 6.9.

7.	PAYMENTS

Treatment of an aggregate negative Loss

7.1	If, in respect of all the Covered Assets, the aggregate amount of the Losses occurring in a Quarter is less than zero then, for the purpose only of Condition 8 (other than Conditions 8.11 to 8.13):

(A)	the Losses comprising such aggregate amount shall not be taken into account as Losses; and

(B)	instead, the absolute value of such aggregate amount shall be taken into account as a Recovery occurring during such Quarter.

By way of example (which is illustrative only), an aggregate Loss occurring in a Quarter of negative £10,000,000 shall be treated as a Recovery occurring in such Quarter of £10,000,000.  This paragraph 7.1 varies Condition 8.

Deferral of reporting time limit under Condition 8.11

7.2
Any adjustment to an amount relating to an AV Asset made pursuant to and in accordance with paragraph 12.15 or 12.18 below (and any correction of an amount relating to an AV Asset adjusted pursuant to and in accordance with paragraph 9.6, 12.15 or 12.18 below) which is notified in a Quarterly Statement provided in respect of a Quarter ending on a Quarter Date which falls one year (or less) after the Quarter Date in the Quarter during which:

(A)	(in the case of paragraph 9.6) the Reporting Holiday End Date falls;

(B)	(in the case of paragraph 12.15) the fifth relevant date referred to in paragraph 12.13 falls; or

(C)	(in the case of paragraph 12.18) the fifth relevant date referred to in paragraph 12.16 falls,

shall not be disregarded pursuant to Condition 8.11 (including for the purpose of calculating the amounts payable by the Treasury under Condition 8).  This paragraph 7.2 varies Condition 8.11.

Deferral of reporting time limit under Condition 8.14

7.3
Any notification of the occurrence of a Trigger relating to an AV Asset made pursuant to and in accordance with paragraph 12.15 or 12.18 below which is included in a Quarterly Statement provided in respect of a Quarter ending on a Quarter Date which falls one year (or less) after the Quarter Date in the Quarter during which:

(A)	(in the case of paragraph 12.15) the fifth relevant date referred to in paragraph 12.13 falls; or

(B)	(in the case of paragraph 12.18) the fifth relevant date referred to in paragraph 12.16 falls,

shall not be deemed not to have occurred, and the applicable AV Asset shall not (for that reason) cease permanently to be a Covered Asset, pursuant to Condition 8.14.  This paragraph 7.3 varies Condition 8.14.

8.	REPORTING AND DATA

Deferral of reporting time limit under Condition 16.10

8.1
If the QS Compliance Certificate to be delivered by the Participant to the Treasury pursuant to Condition 16.8 at the same time as it delivers the Simplification Quarterly Statement pursuant to paragraph 9.1 below is subject to any valid qualifications then the Participant shall deliver to the Treasury a QS Compliance Certificate (without qualifications) no later than 20 Business Days after 31 March 2012.  This paragraph 8.1 and paragraph 8.2 below vary Condition 16.10.

8.2	Condition 16.10 shall cease to apply to, and the QS Compliance Certificates required to be delivered thereunder shall exempt, information and data which:

(A)	(i)
relates to a Covered Asset in respect of which an adjustment is required by paragraph 9.1 below to be made in the Simplification Quarterly Statement and the corresponding Quarterly Statement Data for the Quarter to and including 31 March 2011;

(ii)
is required to be adjusted pursuant to paragraph 9.6 below in the Quarterly Statement and the corresponding Quarterly Statement Data for the Quarter during which the Reporting Holiday End Date falls; or

(iii)
relates to a Covered Asset in respect of which an adjustment is required by paragraph 12.15 or 12.18 below to be made in the Quarterly Statement for the Quarter during which the fifth relevant date, referred to in paragraph 12.3 or 12.16 (as applicable), falls,

(such Quarter, the "relevant Quarter"); and

(B)	is contained in any previous Quarterly Statement or Quarterly Statement Data,

(such information and data, the "superseded data").  This paragraph 8.2 shall be without prejudice to the Participant's obligations under Condition 16.10 with respect to information and data which is not superseded data (including the corresponding information and data contained in any Quarterly Statement or Quarterly Statement Data for a Quarter which is, or is subsequent to, the relevant Quarter).

Contents of Quarterly Statements for AV Assets

8.3
Each Quarterly Statement shall include the following information in relation to AV Assets (but without prejudice to the information required to be provided in such Quarterly Statement with respect to all other Covered Assets pursuant to Condition 16.5):

Withdrawn Triggered AV Assets

(A)	which Triggered AV Assets were the subject of any Post-Trigger Withdrawal Notice during the Quarterly Statement Period and the date on which each such Post-Trigger Withdrawal Notice became effective;

Losses

(B)	in respect of each Loss that has occurred during the Quarterly Statement Period in relation to an AV Asset:

(i)	details of the Triggered AV Asset to which that Loss relates;

(ii)	the date of the last day of the Quarter during which the Trigger Date in respect of the Triggered AV Asset occurred or, if the date of the Loss is on or prior to 31 December 2010, 31 March 2011;

(iii)
in the case of an initial Loss, the amount of the Collared Haircut AV on the last day of the Quarter during which the Trigger Date in respect of the Triggered AV Asset occurred (or, if later, on 31 December 2008) and, in the case of a further Loss, an amount equal to the Collared Haircut AV on the last day of the applicable Quarter less the amount of the Collared Haircut AV on the last day of the immediately preceding Quarter. Such Loss may be positive (in the circumstances where the Collared Haircut AV has increased) or negative (in the circumstances where the Collared Haircut AV has reduced); and

(iv)	the components of the calculation of that Loss, including:

(a)	for a Loss pursuant to Condition 6.1 for an AV Asset which is not a Modified Trigger AV Asset, the Covered Amount as at the Initial Event Date (or, if later, as at 31 December 2008), in sterling;

(b)	for a Loss in relation to a Modified Trigger AV Asset, the Covered Amount Proxy as at the Trigger Date;

(c)	for a Loss pursuant to Condition 6.38, such Information in respect of that Loss as the Treasury may require to be reported under this sub-paragraph (c) pursuant to an Extended Protection Notice;

(C)
the aggregate amount of the Losses that have occurred during the Quarterly Statement Period showing a single Loss amount (taking into account all positive and negative Losses during such Quarterly Statement Period);

Realisations and Recoveries

(D)
in respect of each Realisation made during the Quarterly Statement Period (and, in the Quarterly Statement for the first Quarterly Statement Period for which an AV Asset is reported as a Triggered AV Asset, any Cash Realisation which is made prior to the Trigger Date for that AV Asset and is to be included within Recoveries for that AV Asset):

(i)	details of the Triggered AV Asset to which that Realisation relates;

(ii)	the date on which that Realisation was made or, if the date on which that Realisation was made is on or prior to 31 December 2010, 31 March 2011 as the date on which that Realisation was made;

(iii)	whether or not that Realisation is a Cash Realisation;

(iv)	if that Realisation is a Cash Realisation:

(a)	the amount of that Realisation in sterling, net of Realisation Expenses; and

(b)
if the underlying currency of that Realisation is not sterling, the equivalent amount of that Realisation in that underlying currency (net of Realisation Expenses) and the Applicable Exchange Rate applied for the purpose of converting that underlying currency into sterling; and

(v)
the amount in sterling of any Realisation Expense in respect of that Realisation and, if the underlying currency of that Realisation Expense is not sterling, the equivalent amount of that Realisation Expense in that underlying currency and the Applicable Exchange Rate applied for the purpose of converting that underlying currency into sterling;

(E)	in respect of each Recovery made during the Quarterly Statement Period, the amount of that Recovery in sterling;

(F)	the aggregate amount of the Recoveries made during the Quarterly Statement Period,

excluding, for the avoidance of doubt, In-AV Realisations;

Extended Protection Assets

(G)	such other Information in respect of Extended Protection Assets as the Treasury may require to be reported under this paragraph (G) pursuant to an Extended Protection Notice;

Amounts payable

(H)	the Quarterly Payable in respect of the Quarterly Statement Period, including the components of such amount;

(I)	the balance of the Pending Account and the Treasury Account as of the last day of the Quarterly Statement Period and the movements in each such account during that period;

(J)	the amount (if any) that will be payable pursuant to Condition 8.5 on the next Quarterly Payment Date and the components of such amount;

(K)
any correction or adjustment made pursuant to or required by the Conditions to any amount stated in any previous Quarterly Statement, the reason for each such correction or adjustment being made and any amount that will be payable pursuant to Condition 8.7 as a result of such correction or adjustment and the components of each such amount; and

Late reporting

(L)
each of the items referred to in paragraphs (A) to (K) above restated so as to reflect any correction or adjustment that is to be disregarded (for the purpose of Condition 8) pursuant to Conditions 8.11 to 8.15 (inclusive).

This paragraph 8.3 varies Condition 16.5.

Conflicts Certificates

8.4	The Participant’s obligation under Condition 15.14 to deliver a Conflicts Certificate in respect of a Covered Asset shall not apply if:

(A)	it is an AV Asset on its Trigger Date; and

(B)	its Trigger Date falls before the date (if any) upon which such AV Asset was designated a reinstatement AV Asset pursuant to paragraph 11.4, 12.5 or 12.6 below.

This paragraph 8.4 varies Condition 15.14.

9.	IMPLEMENTATION OF SIMPLIFICATION

Retrospective effect

9.1
Paragraphs 3, 4, 5, 6 (except paragraphs 6.5, 6.8 and 6.9) and 7.1 above shall have retrospective effect and such adjustments shall be made on a basis consistent with Condition 8.7 as are required to give effect to such paragraphs by way of the Participant delivering the Simplification Quarterly Statement together with the corresponding Quarterly Statement Data in accordance with paragraph 9.2 below.  By way of example

(which is illustrative only), any Trigger other than the AV Trigger will be deemed not to have occurred in respect of an AV Asset.

Reporting consequences

9.2
The “Simplification Quarterly Statement” is a Quarterly Statement in respect of the period (the “non-AV period”) from (and including) 1 January 2011 to (and including) 31 March 2011 in so far as such statement and the corresponding Quarterly Statement Data relate to Covered Assets which are not AV Assets and the period (the “AV period”) from (and including) 31 December 2008 to (and including) 31 March 2011 in so far as such statement and data relate to Covered Assets which are AV Assets.  Such non-AV period shall be the “Quarterly Statement Period” for the Simplification Quarterly Statement and the corresponding Quarterly Statement Data, and shall be treated as a “Quarter” for the purposes of the Conditions (including Condition 8), in so far as such statement and data relate to Covered Assets which are not AV Assets.  Such AV period shall be the “Quarterly Statement Period” for the Simplification Quarterly Statement and the corresponding Quarterly Statement Data, and shall be treated as the same such “Quarter” for the purposes of the Conditions (including Condition 8), in so far as such statement and data relate to Covered Assets which are AV Assets.  31 March 2011 shall be the “Quarter Date” for that Quarter.  The Simplification Quarterly Statement together with the corresponding Quarterly Statement Data shall be delivered to the Treasury on or before 2 September 2011 (which date shall be the “Quarterly Statement Date” for the Simplification Quarterly Statement and the corresponding Quarterly Statement Data).

9.3	The Treasury and the Participant acknowledge and agree that:

(A)
the Simplification Quarterly Statement and the corresponding Quarterly Statement Data shall restate the Quarterly Statement and the corresponding Quarterly Statement Data (together, the “original QS”) most recently (as at the Effective Date) delivered by the Participant to the Treasury in respect of the Quarterly Statement Period running from (and including) 1 January 2011 to (and including) 31 March 2011 in so far as such statements and data relate to Covered Assets which are not AV Assets;

(B)
the Simplification Quarterly Statement and the corresponding Quarterly Statement Data shall replace the original QS in so far as such statements and data relate to Covered Assets which are AV Assets; and

(C)
the Initial Event Date of a Modified Trigger AV Asset shall, for the purpose only of paragraph 3.3 above, be determined by reference to the Quarterly Statement and the corresponding Quarterly Statement Data delivered by the Participant to the Treasury on 29 March 2011 in respect of the Quarterly Statement Period running from (and including) 1 October 2010 to (and including) 31 December 2010.

Deferral for Q2 2011

9.4
The Quarterly Statement together with the corresponding Quarterly Statement Data in respect of the Quarterly Statement Period running from (and including) 1 April 2011 to (and including) 30 June 2011 shall be delivered to the Treasury on or before 2 September 2011 (which date shall be the “Quarterly Statement Date” for that Quarterly Statement and Quarterly Statement Data).

Reporting holiday

9.5
The Participant shall not be required to report in any Quarterly Statement Data or Quarterly Statement, in each case in respect of any Quarterly Statement Period ending on or before the Reporting Holiday End Date, any Reporting Holiday Realisations or any corresponding Recoveries.

9.6
In the first Quarterly Statement Data and Quarterly Statement in respect of a Quarterly Statement Period ending after the Reporting Holiday End Date, such adjustments shall be made pursuant to and in accordance with Condition 8.7 as are required to report on a retrospective basis any Reporting Holiday Realisations and any corresponding Recoveries that were not reported pursuant to paragraph 9.5 above.

9.7	This paragraph 9 varies Condition 16.

10.	FUTURE CHANGES IN THE SCOPE OF SIMPLIFICATION

Treatment pending notification and review

10.1
If, at any time after 31 March 2011, a Covered Asset which is not an AV Asset shall have become an AV Asset according to the definition thereof but ignoring for this purpose the effect of this paragraph 10.1 (an “into-scope change”) then such into-scope change shall be ignored for the purpose of determining whether such Covered Asset is an AV Asset unless and until such Covered Asset is to be treated as an AV Asset pursuant to a written agreement between the Treasury and the Participant (as contemplated in paragraph 10.5 below).

10.2
If, at any time after 31 March 2011, a Covered Asset which is an AV Asset shall have ceased to be an AV Asset according to the definition thereof (other than as a result of it ceasing to be a Covered Asset) but ignoring for this purpose the effect of this paragraph 10.2 (an “out-of-scope change”) then such Covered Asset shall continue to be an AV Asset notwithstanding such out-of-scope change unless and until such Covered Asset ceases to be an AV Asset pursuant to a written agreement between the Treasury and the Participant (as contemplated in paragraph 10.5 below).

Notification

10.3
The Participant shall deliver to the Treasury, at the same time as it delivers each Quarterly Statement (other than the Simplification Quarterly Statement), a written notice (the “first relevant notice”):

(A)	referring to this paragraph 10.3;

(B)	specifying each Covered Asset which has been the subject of an into-scope change or an out-of-scope change (as the case may be) during the Quarterly Statement Period; and

(C)	specifying the date of each such into-scope change and out-of-scope change.

Review

10.4
The Treasury or the Participant shall be entitled, at any time within 20 Business Days after the date upon which the first relevant notice is effective, to give written notice (the “second relevant notice”) to the other (which written notice may be included in the first relevant notice, in the case of the Participant) requesting good faith discussions in relation to one or more of the into-scope changes and out-of-scope changes specified in the first relevant notice.

10.5
The Treasury and the Participant shall, from and including the date upon which the second relevant notice is effective and to and including the date that is 20 Business Days (or such other period as may be agreed in writing between the Treasury and the Participant) after the date upon which the second relevant notice is effective, participate in good faith discussions with each other with a view to agreeing in writing which (if any) of the in-scope changes referred to in the second relevant notice shall give rise to additions to the pool of AV Assets, and on what terms, and which (if any) of the out-of-scope changes referred to in the second relevant notice shall give rise to removals from the pool of AV Assets, and on what terms.

11.	ACCOUNTING CHANGES

Notification

11.1	If, at any time after the coming into effect of the Simplification Amendments:

(A)
the accounting treatment (under IFRS, the Participant’s Group’s accounting policies or any other relevant accounting standards or policies) of any AV Asset (including any AV Non-Cash Realisation in respect of that AV Asset) changes (other than as a result of a change in IFRS, the Participant’s Group’s accounting policies or any other relevant accounting standards or policies) in such a way as to affect the treatment under the Conditions or the Accession Agreement of that AV Asset; or

(B)
there is a change in IFRS (such as the anticipated implementation of the International Accounting Standards Board’s “IFRS9”), the Participant’s Group’s accounting policies or any other relevant accounting standards or policies which affects the treatment under the Conditions or the Accession Agreement of an AV Asset,

(an “accounting change”) then, as soon as reasonably practicable thereafter, the Participant shall give written notice (the “first relevant notice”) to the Treasury of such accounting change, referring to this paragraph 11.1 and:

(i)	specifying the applicable AV Asset;

(ii)	describing in reasonable detail the nature of such accounting change and the consequences for the treatment of such AV Asset under the Conditions and the Accession Agreement; and

(iii)	specifying the date of such accounting change.

Conditions inoperable – review

11.2	If the Treasury or the Participant reasonably believes such accounting change:

(A)	renders the Conditions or the Accession Agreement inoperable;

(B)	renders any relevant amount referred to in the Conditions or the Accession Agreement incalculable; or

(C)	makes it impossible to assess whether there is, or is likely to be, any Non-Equivalence,

in each case in respect of the applicable AV Asset then it shall be entitled any time within 20 Business Days after the date upon which the first relevant notice is effective to give written notice (the “second relevant notice”) to the other of such belief.

11.3
The Treasury and the Participant shall, following the date upon which the second relevant notice is effective and to and including the date (the “first relevant date”) that is 20 Business Days (or such other period as may be agreed in writing between the Treasury and the Participant) after the date upon which the second relevant notice is effective, participate in good faith discussions with each other to consider, and consult with each other in relation to, any reasonable request by the other with respect to any consequential amendment that should be made to the Conditions or the Accession Agreement.

Conditions inoperable – reinstatement process

11.4	If, notwithstanding such good faith discussions, the Treasury or the Participant reasonably believes such accounting change continues to:

(A)	render the Conditions or the Accession Agreement inoperable;

(B)	render any relevant amount referred to in the Conditions or the Accession Agreement incalculable; or

(C)	make it impossible to assess whether there is, or is likely to be, any Non-Equivalence,

in each case in respect of the applicable AV Asset then it shall be entitled to at any time after the first relevant date to give written notice to the other stating that such AV Asset shall cease to be an AV Asset (and therefore a Modified Trigger AV Asset).  Paragraphs 12.6 to 12.22 below shall apply mutatis mutandis as if such written notice were a second relevant notice referred to in paragraph 12.5 below.

Non-Equivalence

11.5
The Treasury and the Participant hereby acknowledge that accounting changes might give rise to, or might give rise to a likelihood of, Non-Equivalence, in which event the processes for dealing with Non-Equivalence set out in paragraph 12 below shall be available to the Treasury and the Participant.

Breach of undertaking

11.6
Paragraphs 11.1 to 11.5 above shall not apply (or shall cease to apply, as the case may be) to any accounting change which results from a breach of paragraph (A), (B) and/or (C) of paragraph 6.5 above which the Treasury has notified to the Participant in writing.

12.	NON-EQUIVALENCE

Cooperation and information

12.1	The Participant shall cooperate with the Treasury in good faith to facilitate the Treasury ascertaining whether there is or is likely to be any Non-Equivalence.

12.2	Condition 15.2 shall be amended by the addition of a new paragraph (T) immediately after paragraph (S), and as a further alternative to paragraphs (A) to (S), of that Condition, as follows:

“(T)	Simplification, including any matter relating to whether there is or is likely to be any Non-Equivalence.”

Economic Non-Equivalence – review

12.3
If the Treasury or the Participant (the “first party”) reasonably believes there is or is likely to be any Economic Non-Equivalence then it shall be entitled to give written notice (the “first relevant notice”) to the other:

(A)	requesting good faith discussions in relation to such Economic Non-Equivalence;

(B)	providing reasonable details of such belief and the grounds therefor; and

(C)	(if the first party is the Participant) including data which supports such belief.

12.4
The Treasury and the Participant shall, from and including the date upon which the first relevant notice is effective and to and including the date (the “first relevant date”) that is 20 Business Days (or such other period as may be agreed in writing between the

Treasury and the Participant) after the date upon which the first relevant notice is effective, participate in good faith discussions with each other with a view to:

(A)	agreeing whether, and the extent to which, such Economic Non-Equivalence has arisen or is likely to arise; and

(B)	(if and to the extent such Economic Non-Equivalence has arisen or is likely to arise) agreeing and implementing the steps to be taken in order to reverse or prevent such Economic Non-Equivalence.

The Treasury and the Participant acknowledge that:

(i)	such good faith discussions may include the Treasury and/or the Participant procuring the opinion of an independent financial adviser or accounting expert in support of its belief; and

(ii)	such steps may include amending the Scheme Documents, adjusting the Pending Account or the Treasury Account or applying haircuts to the calculations of Losses and/or Recoveries.

Economic Non-Equivalence – reinstatement process

12.5
If, notwithstanding such good faith discussions, the Treasury or the Participant reasonably believes there continues to be, or there continues to be a likelihood of, such Economic Non-Equivalence then it shall be entitled at any time after the first relevant date to give written notice (the “second relevant notice”) to the other specifying the AV Asset or group of AV Assets in respect of which such Economic Non-Equivalence is believed by it to have arisen or to be likely to arise (or stating that such Economic Non-Equivalence is believed by it to have arisen or to be likely to arise in respect of all the AV Assets) (the “affected AV Assets”) and stating that such AV Assets shall cease to be AV Assets (and therefore Modified Trigger AV Assets).

12.6
If the second relevant notice was given by the Treasury, the Participant shall be entitled at any time before the date falling 20 Business Days after the date upon which the second relevant notice is effective to give written notice to the Treasury specifying one or more AV Assets (the “additional AV Assets”), that are not affected AV Assets, in respect of which such cessation shall also have effect.  The affected AV Assets and the additional AV Assets are together referred to as the “reinstatement AV Assets”.

Economic Non-Equivalence – establishing the reinstatement assumptions

12.7
As soon as reasonably practicable having regard to the number of reinstatement AV Assets and in any event within six calendar months after the date upon which the second relevant notice is effective, the Participant shall give written notice (the “third relevant notice”) to the Treasury setting out the Participant’s proposed reinstatement assumptions (as defined in paragraph 12.15 below).

12.8
The Treasury and the Participant shall, following the date upon which the third relevant notice is effective and to and including the date (the “second relevant date”) that is 20 Business Days (or such other period as may be agreed in writing between the Treasury and the Participant) after the date upon which the third relevant notice is effective, participate in good faith discussions with each other (and the Participant shall provide to the Treasury such data and information relating to the Participant’s proposed reinstatement assumptions as the Treasury may reasonably require) with a view to agreeing in writing the reinstatement assumptions.

12.9
If and to the extent, notwithstanding such good faith discussions, the reinstatement assumptions have not been agreed in writing on or before the second relevant date then the Treasury or the Participant shall be entitled to treat the disagreement as to whether the Participant’s proposed reinstatement assumptions (subject to such modifications as the Treasury and the Participant may have agreed in writing) are reasonable as a Dispute and (without the need for escalation and discussions pursuant to Conditions 35.3 and 35.4) commence an Arbitration in respect thereof.  The Arbitrator(s) shall be requested to provide reasons for their determination including, at the discretion of the Arbitrator(s), a determination as to what modifications need to be made to such proposed reinstatement assumptions.  If such Arbitration is the second to occur as a result of the operation of paragraph 12.11(B) below then the Treasury and the Participant shall, for the purpose of Condition 35.12, first attempt to appoint the Selected Arbitrator from the first Arbitration or, for the purpose Condition 34.14, first attempt to appoint their respective MD Selected Arbitrators from the first Arbitration and instruct their respective MD Selected Arbitrators to first attempt to appoint the Presiding Arbitrator from the first Arbitration (provided that in each case such attempts would not prejudice the timely commencement of the Arbitration).

12.10
If such Arbitration determines that modifications need to be made to such proposed reinstatement assumptions (and such determination specifies the applicable modifications) then such modified proposed reinstatement assumptions shall (together with any proposed reinstatement assumptions which were not in dispute) be treated as the reinstatement assumptions for the purpose of paragraph 12.15 below.

12.11
If such Arbitration determines that such proposed reinstatement assumptions are reasonable (and paragraph 12.10 above does not apply) then such proposed reinstatement assumptions shall (together with any proposed reinstatement assumptions which were not in dispute) be treated as the reinstatement assumptions for the purpose of paragraph 12.15 below.  If such Arbitration determines that such proposed reinstatement assumptions are not reasonable (and paragraph 12.10 above does not apply) then, subject to paragraph 12.12 below:

(A)
such proposed reinstatement assumptions (together with any proposed reinstatement assumptions which were not in dispute) shall not be treated as the reinstatement assumptions for the purpose of paragraph 12.15 below; and

(B)
as soon as reasonably practicable having regard to the number of reinstatement AV Assets and in any event within two calendar months after the date (the “third relevant date”) of such determination the Participant shall give written notice to the Treasury setting out the Participant’s revised proposed reinstatement assumptions.  Such written notice shall be treated as a further third relevant notice (as referred to in paragraph 12.7 above) and paragraph 12.8 above shall apply.

12.12
If as a result of the operation of paragraph 12.11(B) above such an Arbitration determines for the second time (the “second determination”) that the Participant’s proposed reinstatement assumptions (or those which were in dispute, as the case may be) are not reasonable (and paragraph 12.10 above does not apply) then:

(A)
such proposed reinstatement assumptions (together with any proposed reinstatement assumptions which were not in dispute) shall not be treated as the reinstatement assumptions for the purpose of paragraph 12.15 below;

(B)	the Participant shall not be required to give a further third relevant notice (as referred to in paragraph 12.7 above) pursuant to paragraph 12.11(B) above; and

(C)	paragraphs 12.13 to 12.15 below shall not apply and paragraphs 12.16 to 12.18 below shall apply instead.

Economic Non-Equivalence – retrospective effect of reinstatement; reporting consequences

12.13
Within five Business Days after the date (the “fourth relevant date”) upon which the reinstatement assumptions are agreed in writing pursuant to paragraph 12.8 above or the Participant’s proposed reinstatement assumptions (or a modified version thereof) are treated as the reinstatement assumptions for the purpose of paragraph 12.15 below pursuant to paragraph 12.10 or 12.11 above (as the case may be), the Participant shall give written notice (the “fourth relevant notice”) to the Treasury specifying the date (the “fifth relevant date”) upon which such cessation shall have effect, which date shall be (A) after the date upon which the fourth relevant notice is effective, (B) as soon as reasonably practicable having regard to the number of reinstatement AV Assets and (C) in any event no later than five calendar months after the fourth relevant date.  If the third relevant notice (or, if there has been more than one third relevant notice as a result of the operation of paragraph 12.11(B) above, the first of the third relevant notices to be effective) was given before six calendar months after the date upon which the second relevant notice became effective and only one Arbitration has taken place, such five calendar month period shall be extended by a period equal to the portion of such six calendar month period which had not elapsed when such third relevant notice became effective.

12.14	On the fifth relevant date the reinstatement AV Assets shall for all purposes of the Scheme Documents cease to be AV Assets (and therefore Modified Trigger AV Assets). Such cessation:

(A)
shall have retrospective effect, provided that such retrospective effect shall not require the Participant to deliver a Conflicts Certificate in respect of any reinstatement AV Asset with a Trigger Date falling before the date upon which such AV Asset was designated a reinstatement AV Asset pursuant to paragraph 11.4, 12.5 or 12.6 above; and

(B)	shall not of itself result in the reinstatement AV Assets ceasing to be Covered Assets.

12.15
Such adjustments shall be made pursuant to and in accordance with Condition 8.7 as are required to give effect to paragraph 12.14 above, provided that for the purposes only of the adjustments to amounts relating to the reinstatement AV Assets to be made pursuant to this paragraph 12.15, Condition 8.7 shall be deemed to be amended by replacing the words “each such amount shall be corrected or adjusted as soon as reasonably practicable in the Quarterly Statement for a subsequent Quarter” with the words “the Participant shall, to the best of its ability, adjust each such amount using data that are reasonably available to the Participant’s Group and, if and to the extent data are not reasonably available to the Participant’s Group, using reasonable assumptions (the “reinstatement assumptions”) in the Quarterly Statement and the corresponding Quarterly Statement Data for the Quarter during which the fifth relevant date falls”.  By way of example (which is illustrative only), the AV Trigger will be deemed not to have occurred in respect of a reinstatement AV Asset.

Economic Non-Equivalence – Participant’s failure to provide reasonable assumptions

12.16
Within five Business Days after the date (the “fourth relevant date”) of the second determination, the Participant shall give written notice (the “fourth relevant notice”) to the Treasury specifying the date (the “fifth relevant date”) upon which such cessation shall have effect, which date shall be (A) after the date upon which the fourth relevant notice is effective, (B) as soon as reasonably practicable having regard to the number of reinstatement AV Assets and (C) in any event no later than five calendar months after the fourth relevant date.

12.17	On the fifth relevant date the reinstatement AV Assets shall for all purposes of the Scheme Documents cease to be AV Assets (and therefore Modified Trigger AV Assets). Such cessation:

(A)
shall have retrospective effect, provided that such retrospective effect shall not require the Participant to deliver a Conflicts Certificate in respect of any reinstatement AV Asset with a Trigger Date falling before the date upon which such AV Asset was designated a reinstatement AV Asset pursuant to paragraph 11.4, 12.5 or 12.6 above; and

(B)	shall not of itself result in the reinstatement AV Assets ceasing to be Covered Assets.

12.18
Such adjustments shall be made pursuant to and in accordance with Condition 8.7 as are required to give effect to paragraph 12.17 above, provided that for the purposes only of the adjustments to amounts relating to the reinstatement AV Assets to be made pursuant to this paragraph 12.18, Condition 8.7 shall be deemed to be amended by replacing the words “in the Quarterly Statement for a subsequent Quarter” with the words “in the Quarterly Statement and the corresponding Quarterly Statement Data for the Quarter during which the fifth relevant date falls”.  By way of example (which is illustrative only), the AV Trigger will be deemed not to have occurred in respect of a reinstatement AV Asset.

Economic Non-Equivalence – limitations on reinstatement

12.19
For the purposes only of giving effect to paragraphs 12.14 and 12.15 (or 12.17 and 12.18, as the case may be) above, the Participant shall not be required by paragraphs 12.14 and 12.15 (or 12.17 and 12.18, as the case may be) above to adjust any historic Post-Accession Data, Quarterly Statement Data or information contained in a Quarterly Statement, in each case relating to the reinstatement AV Assets, to the extent such data or information do not have a bearing on:

(A)	the credit protection provided by the Treasury to the Participant under the Scheme;

(B)	the economic effect for the Treasury or the Participant of the Participant’s participation in the Scheme; and/or

(C)	the capital benefit provided to the Participant under the Scheme,

in respect of:

(i)	a particular reinstatement AV Asset;

(ii)	any group of reinstatement AV Assets; or

(iii)	all the reinstatement AV Assets.

Economic Non-Equivalence – effect on Step-In Rights

12.20	If paragraphs 12.14 and 12.15 (or 12.17 and 12.18, as the case may be) apply, then:

(A)
if the reinstatement AV Assets comprise all of the AV Assets, the Step-In Threshold Amount referred to in Condition 32.3(A)(i) shall be reinstated in full by way of the amendment set out in paragraph (J) of clause 2.1 of the Simplification Supplemental Agreement ceasing to apply with effect from and including the date of delivery of the Quarterly Statement required to be delivered pursuant to paragraph 12.15 or 12.18 above (as applicable);

(B)
if the reinstatement AV Assets comprise (or a portion thereof comprises) all of the AV Assets within a particular Covered Asset Class (or a relevant group of Covered Asset Classes), the applicable Step-In Threshold Amount referred to in paragraph 32.3(A)(ii) for that Covered Asset Class (or relevant group of Covered Asset Classes) shall be reinstated in full by way of the amendment set out in paragraph (M) of clause 2.1 of the Simplification Supplemental Agreement ceasing to apply in so far as it relates to such Step-In Threshold

Amount with effect from and including the date of delivery of the Quarterly Statement required to be delivered pursuant to paragraph 12.15 or 12.18 above (as applicable); and

(C)
if the reinstatement AV Assets do not comprise all of the AV Assets and the Participant requests (by giving notice in writing to the Treasury at any time within 20 Business Days after the date upon which the Quarterly Statement required to be delivered pursuant to paragraph 12.15 or 12.18 above (as applicable) is delivered), the Treasury and the Participant shall, from and including the date upon which such written notice is effective and to and including the date that is 20 Business Days (or such other period as may be agreed in writing between the Treasury and the Participant) after the date upon which such written notice is effective, participate in good faith discussions with each other with a view to agreeing in writing whether (and the extent to which) the Step-In Threshold Amounts shall be reinstated on a pro rata basis (reflecting the quantum of the reinstatement AV Assets) consistent with paragraph (A) and after taking into account any reinstatement pursuant to paragraph (B) above.  In the absence of agreement in writing, there shall be no reinstatement of the Step-In Thresholds pursuant to this paragraph (C).

12.21
If the Treasury has previously given a Step-In Notice on the basis of a Step-In Trigger under Condition 32.3(A) and the application of the Step-In Threshold Amounts as reinstated pursuant to paragraph 12.20(A) or 12.20(B) above (or pursuant to an agreement in writing between the Treasury and the Participant contemplated in paragraph 12.20(C) above) to the aggregate Losses net of all Recoveries (as at the then most recent Quarter Date for which a Quarterly Statement has been delivered) in respect of the entire Covered Assets (for the purpose of Condition 32.3(A)(i)) or, as applicable, Covered Assets within a particular Covered Asset Class or group of Covered Asset Classes (for the purpose of Condition 32.3(A)(ii)) demonstrates that such Step-In Trigger no longer subsists then the Treasury shall, as soon as reasonably practicable following receipt of a written request from the Participant, deliver a Step-Out Notice in respect of the Step-In Rights which it would not have been entitled to exercise but for such Step-In Trigger.  Conditions 32.25 and 32.26 shall apply, mutatis mutandis, to such a Step-Out Notice.

12.22
Paragraphs 12.3 to 12.20 above shall be without prejudice to the Treasury’s right to exercise (or continue to exercise, as the case may be) the Step-In Rights arising out of any Step-In Trigger under Condition 32.3(A) unless, and until such time as, the Treasury is required to deliver a Step-Out Notice in respect of such Step-In Rights pursuant to paragraph 12.21 above.

Step-In Non-Equivalence – review

12.23
If the Treasury has given a Step-In Notice on the basis of a Step-In Trigger under Condition 32.3(A) and the Participant reasonably believes such Step-In Trigger would not have occurred but for there having been Step-In Non-Equivalence, then the Participant shall be entitled to give written notice (the “first relevant notice”) to the Treasury:

(A)	requesting good faith discussions in relation to such Step-In Non-Equivalence;

(B)	providing reasonable details of such belief and the grounds therefor; and

(C)	including data which supports such belief.

12.24
The Treasury and the Participant shall, from and including the date upon which the first relevant notice is effective and to and including the date (the “relevant date”) that is 20 Business Days (or such other period as may be agreed in writing between the Treasury and the Participant) after the date upon which the first relevant notice is effective, participate in good faith discussions with each other with a view to:

(A)	agreeing whether, and the extent to which, such Step-In Non-Equivalence has arisen; and

(B)	(if and to the extent such Step-In Non-Equivalence has arisen) agreeing and implementing the steps to be taken in order to reverse such Step-In Non-Equivalence.

The Treasury and the Participant acknowledge that:

(i)	such good faith discussions may include the Treasury and/or the Participant procuring the opinion of an independent financial adviser or accounting expert in support of its belief; and

(ii)	such steps may include the delivery and acceptance of a Step-Out Notice, adjusting the Step-In Threshold Amounts or otherwise amending the Scheme Documents.

Step-In Non-Equivalence – dummy reinstatement process

12.25
If, notwithstanding such good faith discussions, the Participant reasonably believes such Step-In Trigger would not have occurred but for there having been Step-In Non-Equivalence and such Step-In Non-Equivalence has not been reversed, then it shall be entitled at any time after the relevant date to give written notice (the “second relevant notice”) to the Treasury specifying the AV Asset or group of AV Assets which it believes has given rise to such Step-In Non-Equivalence (or stating that all the AV Assets are believed by it to have given rise to such Step-In Non-Equivalence) (the “affected AV Assets”) and requiring such beliefs to be tested.  The Treasury and the Participant shall then undertake the process referred to in paragraphs 12.7 to 12.19 above, which shall apply mutatis mutandis for the purpose of testing such beliefs as if such written notice were a second relevant notice referred to in paragraph 12.5 above and the affected AV Assets were reinstatement AV Assets, provided that:

(i)
paragraphs 12.14 and 12.17 above shall not result in the reinstatement AV Assets ceasing to be AV Assets (which cessation shall instead be deemed to occur only for the purpose of producing the dummy adjustments and Quarterly Statement referred to in sub-paragraph (ii) below); and

(ii)
paragraphs 12.15 and 12.18 above shall not require adjustments to be made pursuant to and in accordance with Condition 8.7 (which adjustments shall instead be produced as dummy adjustments, in a dummy Quarterly Statement, to be used for the purpose only of testing such beliefs).

Step-In Non-Equivalence – outcome

12.26
If the application of the Step-In Threshold Amounts in force before the coming into effect of the Simplification Amendments to such dummy adjustments and Quarterly Statement demonstrates that such Step-In Trigger would not have occurred but for there having been Step-In Non-Equivalence then the Treasury shall, as soon as reasonably practicable following receipt of written request from the Participant, deliver a Step-Out Notice in respect of the Step-In Rights which it would not have been entitled to exercise but for such Step-In Non-Equivalence.  Conditions 32.25 and 32.26 shall apply, mutatis mutandis, to such a Step-Out Notice.

Step-In Non-Equivalence – without prejudice to pre-existing Step-In Rights

12.27
Paragraphs 12.23 to 12.25 above shall be without prejudice to the Treasury’s right to exercise (or continue to exercise, as the case may be) the Step-In Rights arising out of any Step-In Trigger under Condition 32.3(A) unless, and until such time as, the Treasury is required to deliver a Step-Out Notice in respect of such Step-In Rights pursuant to paragraph 12.26 above.

13.	REMEDY EVENTS

A breach of the Specified Obligations referred to in paragraphs 6.5(A), 6.5(B) and 6.5(C) above and clauses 3.2(I), 3.2(J) and 3.2(K) of the Simplification Supplemental Agreement  shall be capable of remedy by means of:

(A)
adjusting, recording or removing (as applicable) the relevant risk classification, individual asset level write-off, individual asset level impairment, balance sheet value calculated using the clean price, fair value, other balance sheet value, individual asset level credit value adjustment or currency conversion (as applicable), in each case with retrospective effect;

(B)	making the consequential changes to the Relevant Records with retrospective effect; and

(C)	making such adjustments pursuant to and in accordance with Condition 8.7 as are required to give effect to paragraphs (A) and (B) above,

and shall not be capable of remedy by any other means.

14.	MODIFICATIONS

Sub-paragraphs (i) and (ii) of Scheme Principle (A1), and Scheme Principle (B1), shall be deemed not to form part of the Scheme Principles for the purpose only of construing the references to “the Scheme Principles” in Conditions 47.1(A), 47.3(A) and 47.7(C)(i) and (ii).  This paragraph 14 varies Condition 47.

15.	INTERPRETATION

In construing the Conditions:

(A)	(i)	any negative amount shall be treated as being less than zero and less than any positive amount;

(ii)	zero shall be treated as being greater than any negative amount and less than any positive amount; and

(iii)	any positive amount shall be treated as being greater than zero and greater than any negative amount; and

(B)	(i)	a reduction in an amount may include an increase in its negative value; and

(ii)	an increase in an amount may include a reduction in its negative value.

SCHEDULE 7

(New part 4 of appendix B to the Accession Agreement)

***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

IN WITNESS of which this Agreement has been entered into on the date which first appears on page 1 above.

Signed by two of The Commissioners of Her Majesty’s Treasury	) ) ) ) )	…JDuddrudge……..… (sign) …J Duddridge……..… (print) ….22/6/2011.………… (dated)

	) ) ) ) )	…Michael Fabrilant…. (sign) …M FABRILANT…… (print) …22/6/2011……….… (dated)

Signed for and on behalf of The Royal Bank of Scotland plc acting by its duly appointed attorney	) ) ) ) )	Bruce van Saun........ (sign) Bruce van Saun 30th June 2011......…… (dated)

Signed for and on behalf of The Royal Bank of Scotland Group plc acting by its duly appointed attorney	) ) ) ) )	Bruce Van Saun.……… (sign) Bruce van Saun 30th June 2011………… (dated)